UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No.1)
                            OPTIMA GLOBAL CORPORATION
                 (Name of small business issuer in its charter)

                   DE                                    3944                         52-2243048
        (State or jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer
     incorporation or organization)           Classification Code Number)         Identification No.)



                               OPTIMA GLOBAL CORP.
                           205 Worth Avenue Suite 201
                              Palm Beach, FL 33480
                                  (416)865-9930
       (Name address and telephone number of principal executive offices)

                        Corporate Creations Network, Inc.
                               2530 Channing Drive
                              Wilmington, DE 19810
                                New Castle County
                                  (800)672-9110
            (Name address and telephone number of agent for service)


                                    COPY TO:

                             Andreas M. Kelly, P.A.
                          Attn: Andreas M. Kelly, Esq.
                        2000 S. Dixie Highway Suite 100-I
                                 Miami, FL 33133
                                  (305)854-4255
                               (305)854-7663 (fax)



   Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=======================================================================
                                   Proposed
       Title of each          Maximum Aggregate
    class of securities            Offering            Amount of
      to be registered             amount to         registration fee
      3,376,000 Shares         be registered (1)
  Common Stock, par value
           $.001                   $3,376               $ .84
=======================================================================

     (1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, and on the basis of the par value solely for the purpose of calculating the registration fee.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2000. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Part  I  -  Prospectus  Information

 1.    Front Cover Page of Prospectus . . . . . . . . . . . . . . . . . . . . .1
 2.    Inside Front and Outside Back Cover Pages of Prospectus. . . . . . . . .1
 3.    Summary Information. . . . . . . . . . . . . . . . . . . . . . . . . . .3
 4.    Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
 5.    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
 6.    Determination of Offering Price. . . . . . . . . . . . . . . . . . . . .8
 7.    Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
 8.    Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . .8
 9.    Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .8
10.   Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
11.   Directors, Executive Officers, Promoters, and Control Persons. . . . . . 9
12.   Security Ownership of Certain Beneficial Owners and Management . . . . .10
13.   Description of Securities. . . . . . . . . . . . . . . . . . . . . . . .11
14.   Interest of Experts and Counsel. . . . . . . . . . . . . . . . . . . . .12
15.   Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities . . . . . . . . . . . . . . . . . . . 12
16.   Organization Within Last Five Years. . . . . . . . . . . . . . . . . . .12
17.   Description of Business. . . . . . . . . . . . . . . . . . . .  . . . . 13
18.   Plan of Operation. . . . . . . . . . . . . . . . . . . . . . . . . . . .23
19.   Description of Property. . . . . . . . . . . . . . . . . . . . . . . . .25
20.   Certain Relationships and Related Transactions . . . . . . . . . . . . .25
21.   Market for Common Equity and Related Stockholder Matters . . . . . . . .25
22.   Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . .26
23.   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .26
24.   Changes and Disagreements With Accountants on Accounting
         and Financial Disclosure . . . . . . . . . . . . . . . . . . . . . . 39
25.   Indemnification of Directors and Officers . . . . . . . . . . . . . . . 40
26.   Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
27.   Exhibit List............................................................40



                OPTIMA GLOBAL CORP. (a development stage company)

                          3,376,000 SHARES COMMON STOCK

The selling shareholders are registering 3,376,000 shares of common stock. OPTIMA GLOBAL CORP. will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

The selling security holders may offer their shares at any price. We will pay all expenses of registering the securities.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION WHETHER WE CAN CONTINUE AS A GOING CONCERN, OUR NEED TO RAISE CAPITAL, AND OUR HISTORY OF LOSSES AND ACCUMULATED DEFICIT. SEE "RISK FACTORS," Page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSUD UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 2001.

ITEM 3.  SUMMARY
         Optima Global Corporation ("Optima") is a technology, design and development company. It is the exclusive worldwide licencee of a rugged and innovative electro-mechanical switching device patented throughout the world and referred to as the Stewart Patent. The Stewart Patent has numerous potential applications throughout a variety of industries. The first industry in which the patented technology will be exploited is in the coin-operated game industry.
         The first application of the Stewart Patent in the coin operated game industry relates to electronic scoring dart boards. International Dart Corporation ("IDC"), a wholly owned subsidiary of Optima which is our manufacturing division, has designed and developed a commercially viable steel tip electronic scoring dart that uses both traditional steel tip and plastic tip darts on the same patented target. To our knowledge, no other company in the world has been able to design and produce a commercially viable steel tip electronic scoring dart board, nor a dual darts board that plays with both traditional steel tip darts as well as plastic tip darts
         The Company has planned future models which will further enhance its product line. Service facilities will be established to ensure that customer satisfaction will be paramount. In the company's first year of production, the company will introduce a full-size commercial model dart machine. In the second fiscal year, the company will introduce a wall-mounted consumer or home model dart machine.

                                  THE OFFERING
         On behalf of several owners of certain of the Company's securities, (the "Selling Stockholders"), the Company is registering 3,376,000 shares of its common stock. See "Principal and Selling Stockholders" on page 7.
                          OFFERING PRICE OF THE SHARES
The Selling Stockholders may sell all or part of the shares of Common Stock registered hereby from time to time in amounts and on terms to be determined at the time of sale. See "Plan of Distribution" on page 8.

                                  RISK FACTORS
Investors in the Common Stock should have the ability to lose their entire investment since an investment in the Common Stock is speculative and involves a high degree of risk, including questioning our ability to continue as a going concern, our need to raise capital, and our history of losses and accumulated deficit. See "Risk Factors" on page 3.

                                 TRADING SYMBOL
The trading symbol for Optima Global Corporation will be determined when this registration statement has become effective.


ITEM 4. RISK FACTORS

YOU SHOULD READ AND UNDERSTAND THE FOLLOWING RISK FACTORS CAREFULLY BEFORE PURCHASING OUR COMMON STOCK. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. See "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ", page 7.

FINANCIAL RISKS RELATING TO THE COMPANY ABILITY TO CONTINUE AS A GOING CONCERN. There is substantial uncertainty about our ability to continue as a going concern. The report of our independent accountants with respect to our financial statements contains an explanatory paragraph regarding this uncertainty and expressed substantial doubt about such ability resulting from our recurring losses, and cash flow and working capital problems. The lack of sales or a significant financial commitment raises substantial doubt about our ability to continue as a going concern, to operate our business on a full-scale basis. There can be no assurance that we will ever receive the funds necessary for us to continue as a going concern or to operate our business, or to satisfy the possible claims of our creditors.

NEED  FOR  ADDITIONAL  FINANCING.
At November 30, 2000 we had cash and cash equivalents of approximately $51,158 and we are dependent upon the receipt of additional financing in order to continue as a viable entity. We will not be able to continue operations without additional financing. The receipt of any additional net proceeds will be applied to our working capital needs and outstanding obligations. We cannot assure you that such additional financing will be available when needed on acceptable terms, if at all.

HISTORY  OF  LOSSES  AND  ACCUMULATED  DEFICIT
We had comprehensive losses of approximately $1,042,445 since inception to November 30, 2000. We had a retained deficit of approximately $1,026,758 at November 30, 2000. Our losses have continued since November 30, 2000. We cannot assure you that the losses will shrink or cease, that we will ever operate profitably, or continue as a going concern. We may experience fluctuations in future operating results as a result of a number of factors, including delays in product enhancements and new product introductions. We cannot assure you that we will be able to develop commercially successful products or that we will recognize significant revenues from such products.

COMMON  STOCK  TRADES ON THE OTC  BULLETIN  BOARD AND IS SUBJECT TO PENNY  STOCK
RULES.
Our stock may be traded on the OTC bulletin board. The price of the Common Stock could make it difficult for stock holders to sell their shares. As long as the trading price of the Common Stock is less than $5.00 per share, the Common Stock will be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such a stock price could also cause the Common Stock to become subject to the SEC's "penny stock" rules and the Securities Enforcement and Penny Stock Reform Act of 1990. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer: - send buyers an SEC-prepared disclosure schedule before completing the sale, - disclose his commissions and current quotations for the security, - disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market, and - send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks. These additional burdens may discourage broker-dealers from effecting transactions in the Common Stock. Thus, if our Common Stock were to fall within the definition of a penny stock, the Company's liquidity could be reduced, and there could be an adverse effect on it's trading market.

SHARES ELIGIBLE FOR FUTURE SALE
Other than certain shares held by certain of our affiliates, some of our shares of Common Stock are freely transferable without restriction or further registration under the Securities Act. The remaining shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold pursuant to Rule 144, other than shares of Common Stock underlying certain options, warrants and convertible securities which may be sold under Rule 144 pursuant to Rule 701 under the Securities Act or if "cashless exercise" provisions are utilized in connection with their exercise. The sale of a substantial number of shares of Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale" on page 11.

VOLATILITY OF STOCK PRICE
The average daily trading volume of the Common may be relatively small. With limited trading, trades of a few thousand shares could have the ability to move the market price of the Common Stock, sometimes substantially. If several persons wishing to sell Common Stock submit their orders too closely to the others, a market imbalance could occur, adversely affecting the price of the Common Stock. The extent to which the price would recover over time, if at all, cannot be predicted. The market prices of equity securities have experienced extreme price volatility in recent years for reasons not necessarily related to the individual performance of specific companies. Accordingly, the market price of the Common Stock may be highly volatile. The market price of the Common Stock may be significantly affected or may fluctuate substantially due to factors such as the following: announcements by the Company or its competitors concerning products, patents, technology and governmental regulatory actions; other events affecting computer technology and software companies generally; and general market and economic conditions.

LACK OF  DIVIDENDS
We have never paid any dividends on our Common Stock. We anticipate that, for the foreseeable future, any earnings that may be generated from operations will be used to support internal growth and that dividends will not be paid to stockholders.

RISKS RELATING TO THE COMPANY OPERATIONS DEPENDENCE ON KEY PERSONNEL
Our success depends to a significant extent on the performance and continued service of senior management. Our failure to retain the services of key personnel or to attract additional qualified employees could materially adversely affect us. We do not carry key-man insurance our officers, directors or employees.

NECESSITY OF  ATTRACTING  AND  RETAINING  EMPLOYEES
It is essential that we can attract and retain qualified and reliable employees in order to continue as a viable concern. We cannot guarantee that we will be able to attract or retain any employees.

RELIANCE ON KEY  CUSTOMERS
We have no customers to whom we have obligations to sell products. Although we have ascertained significant interest in our products and services, at this time we have not established any customers who have assured that they will purchase any of our products or services. Unless we can establish a customer base, we cannot continue as a going concern. We cannot guarantee that we will be able to attract or retain any customers.

NEED FOR  STRATEGIC  ALLIANCES
We believe that there are certain potential advantages to entering into one or more strategic alliances with major interactive network or product providers. Although we have entered into certain of such alliances, we are actively seeking to enter into more of such alliances. Certain of our competitors and potential strategic allies may have entered into or may enter into agreements which may preclude such potential allies from entering into alliances with us. We cannot assure you that we will be successful in maintaining any such alliances which we have thus far established, nor that we will be successful in entering into any such strategic alliances on acceptable terms or, if any such strategic alliance is entered into, that they will realize the anticipated benefits from such strategic alliance. See "Business--Strategic Alliances" on page 18.

DEPENDENCE ON STRATEGIC  PARTNERS
We are currently engaged in strategic alliance with Realtec Corporation of Taiwan ("Realtec"). Realtec manufactures Specialized electronic chips (ASIC chips) as well as printed circuit boards are being in Taiwan. We depend upon continuing a healthy relationship with this partner, and may develop new strategic partners in the future. Failure to maintain a working relationship with this and new partners in the future, or the failure of this and new partners to provide satisfactory service, could have an adverse impact on our business.

LIMITED SALES;  LIMITED MARKETING AND SALES EXPERIENCE
We have limited resources and limited experience in marketing and selling our products. We cannot assure you that we will be able to establish and maintain adequate marketing and sales opportunities or make arrangements with others to perform such activities. Achieving market penetration will require significant efforts to create awareness of and demand for our products. Accordingly, our ability to build and expand our customer base will depend upon our marketing efforts, including our ability to establish an effective internal sales organization or strategic marketing arrangements with others. Our failure to successfully develop marketing and sales opportunities will have a material adverse effect on our business. Further, we cannot assure you that such development will lead to sales of our current or proposed products.

DEPENDENCE ON SUPPLIERS AND OUTSIDE  PROCESSING
The technology for our products is currently produced at Realtec in Taiwan and China, a facility which we do not directly control. We are therefore dependent upon their ability to maintain satisfactory levels of service. The failure of Realtec to continue providing satisfactory service and materials could adversely affect our company. We cannot assure you that they will continue to do so.

RISKS  RELATING TO THE  TECHNOLOGY  MARKETPLACE  COMPETITION
The dart board and electronic dart board industry is highly competitive. Many of the companies with which we currently compete or may compete in the future have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to customers, than ours. In addition, certain of such competitors have entered into strategic alliances which may provide them with certain competitive advantages. We can not assure you that we will be able to compete successfully with existing or future competitors.

UNCERTAIN  MARKET  ACCEPTANCE
To date, we have not gained market acceptance for our products. We are engaged in the design and development of electronic dart boards which use steel tip and plastic "soft" tip darts. As with any new technology, there is a substantial risk that the marketplace may not accept the technology utilized in our products. Market acceptance of our products will depend, in large part, upon our ability to demonstrate the performance advantages and cost-effectiveness of our products over competing products and the general acceptance of electronic dart boards that use traditional steel tip and plastic "soft" tip darts. We cannot assure you that the market will accept our products; failure of market acceptance could have adverse effects upon our company and the value of our stock.

NO ASSURANCE OF  TECHNOLOGICAL SUCCESS
Our ability to commercialize our products is dependent on the advancement of our existing technology. In order to obtain and maintain a significant market share we will continually be required to make advances in technology. We cannot assure you that our research and development efforts will result in the development of such technology on a timely basis or at all. We cannot assure you that we will not encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products. We believe there are certain technological obstacles to be overcome in order to develop future products. We cannot assure you that we will be able to overcome these obstacles or third parties will not encounter technological obstacles which either delay or prevent us from completing the development of our future products. Such obstacles could have a material adverse effect on the Company.

PRODUCT OBSOLESCENCE; TECHNOLOGICAL CHANGE
The industries in which we operate is characterized by unpredictable and rapid technological changes and evolving industry standards. We will be substantially dependent on our ability to identify emerging markets and develop products that satisfy such markets. We cannot assure you that we will be able to accurately identify emerging markets or that any products we have or will develop will not be rendered obsolete as a result of technological developments. We believe that competition in our business may intensify as technological advances in the field are made and become more widely known. Many companies with substantially greater resources than ours are engaged in the development of products similar to those we sell. Commercial availability of such products could render our products obsolete, which would have a material adverse effect on the Company. From time to time, we may announce new applications of the Stewart patent, other products or technologies that have the potential to replace our existing products offerings. We cannot assure you that the announcement or expectation of new product offerings by us or others will not cause customers to defer purchases of our existing products, which could materially adversely affect the Company.

ERRORS AND OMISSIONS;  SOFTWARE AND HARDWARE BUGS
Certain of our products depend on internally developed software and hardware, and we are dependent on purchased software from third parties and purchased hardware components. There is a substantial risk that these components will have or could develop certain errors, omissions or bugs that may render our products unfit for the purposes for which they were intended. While there are no such known errors, omissions or bugs, we cannot assure you that such errors, omissions or bugs do not currently exist or will not develop in our current or future products. Any such error, omission or bug found in our products could lead to delays in shipments, recalls of previously shipped products, damage to our reputation, and other related problems which would have a material adverse effect on the Company.

LIMITATION  OF PATENT,  TRADEMARK  AND  COPYRIGHT  PROTECTION
We have obtained a patent for the underlying technology and are the exclusive licensee of the Stewart patent. Nonetheless, it is possible that our technology will be subject to theft and infringement. Further, we cannot guarantee that competitors will not develop technology which is equal to ours but does not, under the law, infringe on the rights protected by the patent, trademark and/or copyright registration which we have obtained or may obtain in the future. Theft and infringement, or lawful competition could have an adverse effect upon the Company.

RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT
Technology-based industries, such as ours, are characterized by an increasing number of patents and trademarks and frequent litigation based on allegations of patent and/or trademark infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that we use and are important to our products. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid any alleged infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on the Company.

EFFECT OF INDUSTRY  STANDARDS AND COMPATIBILITY  WITH EQUIPMENT AND SOFTWARE
The electronic game industry is currently characterized by emerging technological standards. Widespread commercial deployment of our products will depend on determinations by the industry as to whether such products will be compatible with the infrastructure which comprises those standards. Failure to comply substantially with industry standards in a timely manner, either as they exist at a given time or as they may evolve in the future, could have a material adverse effect on the Company. In some cases, to be compatible with industry standards, we may need to obtain the cooperation of our suppliers, partners, and competitors, and we cannot assure you that such cooperation can be obtained on commercially reasonable terms.

RISKS RELATING TO MANAGEMENT'S CONTROL OF THE COMPANY AND CHANGES OF CONTROL BY MANAGEMENT
Our officers and directors will beneficially own approximately 92% of the outstanding Common Stock after giving effect to the registration described herein. As a result of such ownership, management may have the ability to control or substantially influence both the election of the directors and the outcome of issues submitted to a vote of stockholders. See "Principal Stockholders" on page 10 and "Selling Stockholders" on page 8.

ANTI-TAKEOVER  EFFECTS  ASSOCIATED  WITH  DELAWARE  LAW
In addition, certain provisions of Delaware law may also discourage third party attempts to acquire control of the Company without the approval of the Board of Directors, even if such acquisition would be beneficial to stockholders.

LIMITATIONS   ON  LIABILITY  OF  OFFICERS  AND  DIRECTORS
Our Certificate of Incorporation includes provisions to eliminate, to the extent permitted by law, the personal liability of directors for monetary damages arising from a breach of their fiduciary duties as directors. Our Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) we shall indemnify, and upon request shall advance expenses to, any director in connection with any action related to such a breach of their fiduciary duties as directors to the extent permitted by law. In addition, our Certificate of Incorporation requires that we indemnify any director, officer, employee or agent of ours for acts which such person conducted in good faith. As a result of such provisions, stockholders may be unable to recover damages against the directors and officers for actions taken by them which constitute negligence, gross negligence, or a violation of their fiduciary duties. This may reduce the likelihood of stockholders instituting derivative litigation against directors and officers. This may also discourage or deter stockholders from suing directors, officers, employees, and agents of ours for breaches of their duty of care, even though such action, if successful, might otherwise benefit the Company and our stockholders.

OTHER  BUSINESS  RISKS  PRODUCT  LIABILITY  AND  AVAILABILITY  OF INSURANCE
The manufacture and sale of our products entail the risk of product liability claims. In addition, many of the companies with which we do or may do business may require financial assurances of product reliability. At the present time we do not maintain product liability insurance.

GOVERNMENT REGULATION
The Federal government and certain state agencies regulate certain of our products and services and certain of the users of such products and services. We are also subject to regulations applicable to businesses generally, including regulations relating to manufacturing. We rely upon our corporate partners to comply with applicable regulatory requirements. We cannot assure you that such regulations will not materially adversely affect us by jeopardizing the projects in which we are participating, by imposing burdensome regulations on the users of the products, by imposing sanctions that directly affect us, or otherwise. Changes in the regulatory environment relating to the industries in which we compete could have an adverse effect on the Company. We cannot predict the effect that future regulation or regulatory changes may have on our business.

GENERAL ECONOMIC CONDITIONS
The industry in which we compete relies in part upon consumer confidence and the availability of discretionary income. Both of these can be adversely affected during a general economic downturn. In addition, potential customers may not be willing or able to commit funds to electronic dart boards during such a downturn. The erratic fluctuations in the stock markets in the recent months may adversely affect our company. We cannot predict the effect that economic conditions and future fluctuations may have on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements we have made in this prospectus under the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business"
constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "anticipate," "expect," "intend," "estimate," "plan," "may," "will," "should" and other similar expressions that are predictions of, or indicate, future events and future trends identify forward-looking statements. These forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in the section of the prospectus entitled "Risk Factors" as well as the following: development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control. We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.


ITEM 5. USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders described herein.

ITEM 6. DETERMINATION OF OFFERING PRICE
We will not make this determination. The holders of the securities will be able to determine the price at which they sell their securities.

ITEM 7. DILUTION
Since we are not offering or registering shares at a specific price, we are unable to calculate dilution.

ITEM 8. SELLING SECURITY HOLDERS
The securities are being registered by the selling security holders named below. The table assumes that all of the securities will be sold after this registration statement has been declared effective. However any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon the effective date of this registration statement. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.

                   Name                Relationship      Amount             Amount            Percentage
                                       With Issuer       Beneficially       Beneficially      Owned After
                                                         Owned Prior to     Owned After       Offering is
                                                         Offering           Offering          Complete
1.       Fielding, Ian & Elspeth          none             20,000             0                   0
2.       Gogek, Daniel                    none              7,000             0                   0
3.       Jani, Kishor                     none             15,000             0                   0
4.       Kit, John                        none             20,000             0                   0
5.       Lewis, J. Cameron                none             30,000             0                   0
6.       McCullough, John                 none             40,000             0                   0
7.       Morningstar,
         Robert B. & Katherine C.         none             35,000             0                   0
8.       Plyley, John & Gwyneth           none             20,000             0                   0
9.       Qualicorp Holding Ltd.           none            108,000             0                   0
10.      Rothery, Edwin & Lea             none             20,000             0                   0
11.      Shepard,
         Michael & Phyllis                none             20,000             0                   0
12.      Shepard,
         Ronald & Joann                   none             20,000             0                   0
13.      Valentini, George M.
         In trust                         none             20,000             0                   0
14.      Valentini, Fausto                none             65,000             0                   0
15.      561020 Ontario Inc.              none              2,857             0                   0
16.      Bob Anderson                     none                833             0                   0
17.      R. D. Anderson                   none                286             0                   0
18.      Josette Arcand                   none              1,000             0                   0
19.      Atlantis Capital Corp.           none             16,667             0                   0
20.      Nick Auciello                    none              6,667             0                   0
21.      Constance Baillie                none                167             0                   0
22.      Pamela Beer                      none                500             0                   0
23.      Edward Blume                     none                667             0                   0
24.      Ronald Brown                     none                833             0                   0
25.      A. Buchanan                      none                 48             0                   0
26.      Frank Cagno &
         Lucy Cagno (jt)                  none                667             0                   0
27.      Patrick Casey                    none                500             0                   0
28.      Cede & Co.                       none             44,240             0                   0
29.      Steve Chafetz                    none              6,667             0                   0
30.      Ken Coe                          none                667             0                   0
31.      Marc Comjean                     none             26,667             0                   0
32.      Andrew Craig                     none                896             0                   0
33.      George Cross                     none                667             0                   0
34.      D. Bond Investments              none              6,667             0                   0
35.      James Dai                        none                667             0                   0
36.      Rene Daniels, Jr.                none                333             0                   0
37.      David Murray in trust            none                699             0                   0
38.      Kathy Deamicis                   none              1,667             0                   0
39.      Edward Ead                       none              2,382             0                   0
40.      Envirotronics Inc.               none                505             0                   0
41.      Ever Champ Holdings
         (Canada) Inc.                    none                 95             0                   0
42.      Louis Gallo                      none             10,381             0                   0
43.      Paula Garrick                    none                190             0                   0
44.      Jay Gemma                        none             16,667             0                   0
45.      Gordon Capital Corp.             none                476             0                   0
46.      GundyCo.                         none                312             0                   0
47.      Lucy Harris                      none              6,667             0                   0
48.      El-Ann Hines                     none                333             0                   0
49.      L.J. Hines                       none                333             0                   0
50.      Lauren Hines                     none                833             0                   0
51.      Mark Hines                       none                333             0                   0
52.      Nadine Hines                     none                833             0                   0
53.      Green Line Investor
         Services                         none                115             0                   0
54.      J. Alexander Securities          none              2,381             0                   0
55.      Andreas Kelly                    none             20,000             0                   0
56.      William Kennedy                  none              6,825             0                   0
57.      Kevin Keung                      none                667             0                   0
58.      Tan Hi Khim                      none              3,810             0                   0
59.      W.E. King                        none                833             0                   0
60.      Ehrentraud Kurschat              none                667             0                   0
61.      Annie Lee                        none              5,952             0                   0
62.      Ben Leung                        none              1,333             0                   0
63.      Peter Lockey                     none                667             0                   0
64.      Liane Lueck                      none                667             0                   0
65.      Norma Marrone                    none             16,667             0                   0
66.      Michael Martin &
         Bernadine Martin (jt)            none                838             0                   0
67.      Nora Marjorie Martin             none                342             0                   0
68.      McDermid St. Lawrence
         Chisolm Ltd.                     none                847             0                   0
69.      Ruby McIlvenna                   none                220             0                   0
70.      Teresa Melo                      none              1,667             0                   0
71.      Milwheel Inc.                    none                365             0                   0
72.      Glen Moore                       none                333             0                   0
73.      Mike Morello                     none                 24             0                   0
74.      Natquote Financial               Investor      1,500,000             0                   0
75.      Nesbitt Burns Inc.               none                284             0                   0
76.      Nesbitt Thomas
         Deacon Inc.                      none                396             0                   0
77.      Dale Newberg                     none                714             0                   0
78.      William Nordstrom                none                571             0                   0
79.      Joseph Perreault                 none              6,667             0                   0
80.      Lynne Perreault                  none             16,667             0                   0
81.      Karen Pohl                       none              6,667             0                   0
82.      Virginia Quinn-Trust             none                333             0                   0
83.      Joseph Quinones                  none                119             0                   0
84.      Ruth Reisman                     none              6,667             0                   0
85.      Diane Rogers                     none                 45             0                   0
86.      Lissette Rozon                   none                833             0                   0
87.      Kenneth Saul                     none              3,357             0                   0
88.      Ship Island Investments          Investor      1,110,937             0                   0
89.      Terrence Staples                 none              7,143             0                   0
90.      Bruce Stock                      none              1,667             0                   0
91.      Gerry Tabbert                    none              1,677             0                   0
92.      Harry Tan                        none              5,238             0                   0
93.      The Imerax Group                 none             16,667             0                   0
94.      Frank Ursoleo                    none                667             0                   0
95.      George C. Valeri                 none              5,000             0                   0
96.      Delia Bowman Wach                none                381             0                   0
97.      Bradley Warner                   none                418             0                   0
98.      David E. Webb &
         Margaret D. Webb (jt)            none                667             0                   0
99.      Christopher Werner               none                 71             0                   0
100.     West Canada Trust
         Depostory                        none              4,654             0                   0
101.     Dr. Ed White                     none              1,000             0                   0
102.     Fern White                       none                333             0                   0
103.     David B. Williams                none              7,000             0                   0
104.     Glenda Wright                    none                952             0                   0
105.     Nuke Yee                         none                167             0                   0
106.     Lily Lau Chui Ying none                              952             0                   0


ITEM 9. PLAN OF DISTRIBUTION

        The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as Principals in the resale of these securities.

        Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling security holders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

          In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

          The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledge in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the Securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

          In addition to the above, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

          There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

          All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

        Should any substantial change occur regarding the status or other matters concerning the selling security holders, we will file a Rule 424(b) Prospectus Supplement disclosing such matters.

ITEM 10. LEGAL PROCEEDINGS
         We are not aware of any pending or threatened legal proceedings, in which we are involved.

ITEM 11. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

MANAGEMENT
         President and C.E.O.                                 Mr. Mark F. Stewart, B.A., B.Ed, LL.B
         Secretary/Treasurer                                  Mr. Robert F. Morningstar, B.A., LL.B.
         Vice-President of Sales and Marketing                Mr. Robert Shiels
         Vice-President of Operations                         Mr. Angelo Bonetta
         Vice-President of Software & Hardware                Mr. Yi-Rong Chen
         Development

Mark F. Stewart, B.A., B.Ed., L.L.B, President and CEO
         Mr. Stewart is the inventor of the electrical mechanical switching device referred to in the Stewart Patent and is a partner in the law firm of Douglas, Stewart & Morningstar in St. Catharines, Ontario, Canada. Mr. Stewart specializes in corporate commercial law. He is a founding member of the electronic darts project which he has spearheaded since 1988. Mr. Stewart has been actively involved in all aspects of the project's design and development and has directed all of the contract negotiations, the business and legal affairs of Optima and its subsidiary International Dart Corporation. Mr. Stewart and his firm Douglas, Stewart & Morningstar are the general legal counsel for the company.

Robert F. Morningstar, B.A., L.L.B., Secretary
         Mr. Morningstar has been actively involved in the business and financial administration of the electronics dart's project since 1990. He is currently a partner in the law firm of Douglas, Stewart & Morningstar and practices general commercial law. In his capacity as Secretary and Treasurer of the company, he has been responsible for all applications for Canadian government support in "IRAP" grants and R & D tax grants. In addition to being actively involved in the ongoing management of the company, he has offered valuable assistance in the project's legal affairs, funding and on many aspects of the design and development of Optima's dart product.

Robert Shiels, C.L.U., Vice-President of Sales and Marketing
         Mr. Shiels brings to the company over 40 years of outstanding success in sales and marketing developed in the life insurance business. He has offered his expertise and common sense approach to business to the project since its early design and development stages in 1989. Mr. Shiels is actively involved in the management of the company with special emphasis on marketing and sales planning. As well, he has been instrumental in the raising of private capital necessary to fund and meet the project's goals to date. Mr. Shiels' success in his field has earned him recognition at the international and national level, an achievement attained by very few in his industry worldwide. He is also a published author on personal and financial planning entitled "You Don't Have to Die to Win".

Angelo Bonetta, Vice-President of Operations
         Mr. Bonetta cumulates over 40 years of technical experience in production and design. His invaluable experience was gained as a technical director in the S.A.M.A. manufacturing facilities and then, as production director, at Reguitti Manufacturing in Brescia, Italy. Following his immigration to Canada, he was in charge of cost analysis, production and prototype concepts at Eastern Die Casting Inc., at Montreal, Quebec. Mr. Bonetta has been actively involved in the research and development of the darts' project since 1989 and has assisted on many aspects of the development and design of the company's patented electrical mechanical switching device. Since 1969 Mr. Bonetta has also established a successful import and distribution business in Canada.

Dragon Yi-Rong Chen, Vice-President of Software and Hardware Development
         Mr. Chen is the principal owner of Realtec Corp., which designs and manufactures top quality electronic components in its factories in Taiwan and China. Following his graduation from Taipei University as an electrical engineer, Mr. Chen has over the past 25 years, through continued education and training in such areas as IC and Logic Design, Computer Hardware Design and Software Programming, as well as through management and "hands-on" ownership in the electronics industry, gained invaluable expertise. Mr. Chen designed and patented worldwide the EZCom Platform, a digital 16 bit mini computer system upon which Optima's hardware design is based.

         Family Relationships. There are no family relationships among our officers, directors, or persons nominated for such positions.

         Legal Proceedings. No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of January 1, 2001, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership Of Certain Beneficial Owners.

Title of Class    Name and Address           # of Shares      Nature of Ownership        Current %

Common            Carpe Diem Corporation     3,111,597        Direct                     17.33%

Common            Seven Enterprise Ltd.      2,138,894        Direct                     11.92%

Common            Ship Island Investments    1,110,937        Direct                     6.19%

Common            Natquote Financial         1,500,000        Direct                     8.36%


     Carpe Diem Corporation is an affiliate corporation, which is controlled by Mark Stewart, a principal of Optima. Seven Enterprises Ltd. is and affiliate corporation, which is controlled by Angelo Bonetta, a principal of Optima. Ship Island Investments and Natquote Financial are non-affiliate corporations.

Security Ownership Of Management.

Title of Class    Name and Address           # of Shares      Nature of Ownership             Current %

Common            Mark Stewart               3,111,597        Indirect through                17.33%
                                                              Carpe Diem Corporation

Common            Mark Stewart                 903,334        Direct, as trustee               5.03%

Common            Robert F. Morningstar(1)   1,744,144        Direct, as trust                 9.72%

Common            Angelo Bonetta             2,138,894        Indirect through                11.92%
                                                              Seven Enterprise Ltd.

Common            Robert & Anne Shiels       1,696,894        Direct as joint tenants          9.45%


Total                                        9,594,863                                        53.45%


     (1) Other members of Robert F. Morningstar's family are security holder of common stock in Optima Global Corporation, however, they are independent adults who do not reside with Mr. Morningstar. Therefore, the ownership held by those individuals is not beneficially owned by Robert F. Morningstar.

Changes In Control. There are currently no arrangements which would result in a change in our control.

ITEM 13. DESCRIPTION OF SECURITIES

            The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

         We are authorized to issue 50,000,000 shares of common stock with a par value of $.001 per share. As of January 19, 2001, there were 17,950,000 shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable. 9,147,912 shares of our Company's Common Stock (the "Common Stock") were issued when the company was originally formed in 1996; and 8,802,088 shares that were issued in the Share Exchange Agreement between Optima Global Corp. and International Dart Corporation on November 30, 2000, and 28,100 shares were issued to private investors.

Voting Rights.

          Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Policy.

          All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights And Provisions.

          Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

Shares  Eligible  For  Future  Sale.

       The 3,376,000 shares of common stock registered by this statement will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

          In  general,  under  Rule  144  as  currently  in  effect,  any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Nonaffiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above Limitations, provided they have not been affiliates for the three months preceding such sale.

          Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

          As a result of the provisions of Rule 144, 3,376,000 of the Securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

ITEM 14. INTEREST OF EXPERTS AND COUNSEL

         Our Financial Statements for the period from inception of our predecessor to November 30, 2000 have been included in this prospectus in reliance upon Rotenberg & Co., independent Certified Public Accountants, as experts in accounting and auditing.

         With respect to the Independent Accountants Report on the unaudited interim financial information of Optima Global Corp. and Subsidiary, Inc. for the three month periods ended August 31, 2000 and 1999 dated January 24, 2001, which is incorporated herein by reference, Rotenberg & Company, LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Rotenberg & Company, LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" on a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


 ITEM 15. INDEMNIFICATION OF DIRECTORS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ITEM 16. ORGANIZATION OF COMPANY IN LAST FIVE YEARS

         We were incorporated in Ontario Canada on May 28, 1990 as RealDarts, Inc., and subsequently changed our name to International Dart Corporation. On November 31, 2000 we merged with Optima Global Corporation, an inactive Delaware corporation, via a Share Exchange Agreement which left Optima Global Corporation as the parent of International Dart Corporation. The purpose of this merger was to effect a change in the domicile of our operations to Delaware, in order to enter the U.S. marketplace, develop locations in the U.S., develop strategic alliances in the U.S., and register as a U.S. entity. Optima Global Corporation was originally formed with 50,000,000 authorized common shares, at a par value of $.001, and issued 17,500,000 shares. In the share exchange of the Ontario corporation into the Delaware corporation we issued 8,802,088 common shares that were exchanged for 1,072,161 shares of the Ontario corporation on an eight for one basis. Following this transaction Optima Global Corporation emerged as the parent corporation, owning all issued shares of International Dart Corporation. We also formed a separate corporate charter as Optima 2000, Inc., in Florida on March 29, 1996, which established our principal executive offices in Palm Beach, Florida. The corporation was an inactive entity since its inception, and produced no assets or liabilities. The Florida entity changed its name on May 19, 2000 to Agrolio Corporation, then back to Optima 2000, Inc. on February 1, 2001 and to Optima Global Corporation on February 2, 2001. The Florida Corporation merged into Optima Global Corporation (Delaware) on February 5, 2001, in order to maintain a single corporate charter in Delaware for our operations. Our registered office is located at Suite 201, 205 Worth Avenue, Palm Beach, Florida, 33480 and our contact at that address is J. Paul Hines. Our principal executive offices are currently located at 55 King Street, Suite 400, St. Catharines, Ontario L2R 3H5 Canada. Our telephone number is (905)641-1900. We are only authorized to issue common stock. Our total authorized common stock consists of 50,000,000 shares, of which 17,950,000 shares are issued and outstanding.

ITEM 17.  OUR BUSINESS

         Optima Global Corporation ("Optima") is a technology, design and development company. It is the exclusive worldwide licencee of a rugged and innovative electro-mechanical switching device patented throughout the world and referred to as the Stewart Patent (U.S. patent no. 5,487,007 issued January 23, 1996 and Continuation in Part no. 5,613,685 issued March 25, 1997). The Stewart Patent has numerous potential applications throughout a variety of industries. The first industry in which the patented technology will be exploited is in the coin-operated game.

         The first application of the Stewart Patent in the coin operated game industry relates to electronic scoring dart boards. International Dart
Corporation ("IDC"), formerly Real Darts International Inc., a wholly owned subsidiary of Optima, has designed and developed the first commercially viable steel tip electronic scoring dart board. Further, it is the first commercially viable electronic scoring dart board that uses both traditional steel tip and plastic tip darts on the same patented target. We are aware of no other company in the world has been able to design and produce a commercially viable steel electronic scoring dart board, nor a dual darts board that plays with both traditional steel tip darts as well as plastic tip darts. The market for electronic scoring dart games using plastic tip darts is mature. The market for an electronic scoring steel tip dart machine has not been tapped, nor has the market been tapped for a machine that uses steel tip darts as well as plastic tip darts on the same target.

         The company intends to raise U.S.$5 million to manufacture and market its electronic scoring dart board. $500,000 has been budgeted to finalize production machinery. Additionally, $300,000 has been budgeted for Research and Development which will allow the Company to explore and exploit applications of the Stewart Patent in a variety of other industries, providing a strong and diversified return on investment.

         By overcoming the technological uncertainties and challenges inherent in designing a commercially viable electronic scoring dart game that will receive both steel tip and soft tip darts, the company has proven to be well managed. The current management of the Company has been with the project since its inception. Additional personnel will be added to the management team as necessary.

         Initially, the Company will manufacture the dart machine in Ontario, Canada. Arrangements have been made to purchase components in the most cost effective manner possible through strategic alliances which have been formed with component manufacturers. The Company has planned future models which will further enhance its product line. Service facilities will be established to ensure that customer satisfaction will be paramount.

         In the company's first year of production (expected to be 2001), the company will introduce a full-size commercial model dart machine. In the second fiscal year, the company will introduce a wall-mounted consumer or home model dart machine.

         In 1994, Optima's wholly owned subsidiary acquired the worldwide licence rights to the Stewart Patent. Since 1994, through private investment, IDC has designed and developed the world's first commercially viable steel tip electronic scoring dart machine that can also be played with soft or plastic tip darts on its Dual Darts target. Optima intends to raise $5 million (U.S.) in private capital to manufacture, market and distribute its product throughout the World.

Company Locations and Facilities

         The company will lease a facility of approximately 15,000 square feet to meet its initial assembly requirements. Opportunities to expand Optima's assembly facilities will be canvassed in the first year of production. In view of the advantages of the low Canadian dollar (current value of approximately $.65 U.S.) and the North American Free Trade Agreement (NAFTA), the Company will set up a manufacturing facility in the Niagara area of Ontario, Canada, with easy access to U.S. and world markets.

Products and Services

         The Company has designed and developed a viable steel tip electronic scoring dart machine that plays with both traditional steel tip and soft tip darts on its patented Dual Darts target.

         The production hardware architecture includes:

         16Bit and 8Bit multi-processors architecture Parallel printer port 3.5 inch floppy disk drive AT or infrared keyboard Mouse port Serial port available for MODEM Joystick port 4Mbyte DRAM AV out to TV Human motion detection Real time clock Internet connection Worldwide darts game CHAT server MIDI channel output

         The hardware design of IDC's motherboard is based on the "Ezcom" Platform. The Ezcom Platform is a digital 16 bit mini-computer system designed and patented worldwide by Mr. Yi-Rong Chen of Realtec Corporation (Taiwan), Optima's Vice-President of Software & Hardware Development. It is designed on a multi-processor architecture and has 4MB of dram. Optima's system required several special functions not found in soft tip coin operated dart systems.

         Ease of play and option selection are of paramount importance in this system. Also important is the ability to accommodate the requirements of dart leagues: that is, being able to easily track and record team scores and statistics. Accordingly, a 3.5 inch floppy disk as well as a parallel printer port and serial ports for the downloading of league play information are incorporated into the design. The future inclusion of Internet play has also been allowed for in the system. Audio/Video outputs for connecting an external television set or monitor is also provided. Aside from the application of TV sets for use with scoring on the home model, TV sets can also be located around commercial establishments so that all bar patrons (especially on league nights) can easily follow the games. This could also increase game play by non league players. A real time clock with battery backup is also included in the system, as well as an infrared motion detector for player advance.

         All of the following popular dart games are included in the Optima system: 301, 501, 701, 901, 1001, Cricket, Hi-score, and Shanghai. One to three players can also play against the computer in the "Optima Challenge": this option has four skill levels. At the "Novice" level, beginners can enjoy the game and develop their skills. At the "League" level, players with more skill can play and practice. Players can also challenge themselves and the machine at the higher skill levels of "Tournament" play. The "Champion" level is recommended for experts.

         A remote keyboard allows the Operator to pre-set or change any or all of 19 board options. Game statistics for each player are displayed after the completion of each game. These are "SPD" (score per dart), "HAT", "HPT", "LOW TON" AND "HIGH TON" (these are statistics known to darters).

         The score display unit consists of numeric as well as alfa-numeric readouts. This makes it very easy to read letters as well as numbers. All of the readouts and leds are of a high intensity output for a brighter display. The coin acceptor is of a dual style type. An LCD readout is also provided for players to select any game and game options they wish. It has been designed as a one button system for ease of operation. The machine also has an alarm feature (alarm sounds and components flash) where someone attempts to play without first inserting coins unless the machine is set on free play mode. With the latest in digital electronic components and as well as the latest in software design, this electronic scoring dart system is the most versatile and advanced on the market today. Realtec's research and development group will constantly be upgrading the software/hardware to allow for new innovations and new games.

Software Features:

         Special design features

107.     Alarm sounds when play attempted without inserting coin
108.     Design for "Happy hour" rates
109.     Correction button for out-of-turn play
110.     Off target hits score zero via piezo technology
111.     Motion detection to advance or pause game
112.     Optima Challenge - play against the computer at four skill levels

         Game Played & Options

         301/501/701/901/1001 - Options:Straight In/Out; Double In/Out; Masters; Team CRICKET - Options: Cutthroat; Team HI-SCORE SHANGHAI

         Optima Challenge (Play against computer)

         Limitation:
113.     1 to 3 Players only
114.     For games of 301, 501, Hi-Score & Shanghai

         Skill Levels:
115.     Novice
116.     League
117.     Tournament
118.     Champion

         Board Options (set via infrared keyboard)

119.     Price Table for regular hour games
120.     Number of coins associated with one Credit
121.     Set 207 or 407 rule for credit
122.     Extended round limits for 5 extra rounds
123.     Double In/Out, Masters games cost
124.     Target Alarm
125.     Round limits for all games
126.     Double Bull's-eye for Cricket
127.     Single Bull's-eye for Cricket
128.     Split Bull's-eye except for Cricket
129.     Player change button to advance
130.     Free Play mode
131.     Optima Challenge setting
132.     Demo mode with sound effects
133.     Number of credits required for Optima Challenge
134.     Save system parameter and exit
135.     Change password
136.     Set "Happy Hour" function
137.     Price table for "Happy Hour" games

         Statistics Displayed

138.     SPD
139.     HAT
140.     HPT
141.     LOW TON
142.     HIGH TON

Competitive Comparison

         As previously mentioned, to our knowledge, there is currently no commercially viable electronic scoring dart machine available in the world today that is capable of playing with traditional steel tip darts. The technology described in the Stewart Patent is a very rugged, durable and simple electro-mechanical switching device capable of receiving various projectiles including steel tip darts. The Optima system consists of individually replaceable target segments. The machine is easily maintained and serviced in the field - a must for the coin operated game industry.

         The electronic scoring plastic tip market is a significant element of the coin-operated game industry in many parts of the United States and Continental Europe, and is indicative of the substantial untapped market that exists for a commercially viable electronic scoring steel tip dart machine. According to the Vending Times Census of the Century Issue 2000, there are approximately 200,000 electronic scoring plastic tip dart machines in commercial establishments in the United States alone. The Company estimates that there are in excess of 200,000 electronic scoring plastic tip dart machines in Continental Europe.

         The electronic scoring plastic tip dart market is mature in the United States and in Europe. However, in many areas of the United States, throughout all of Canada and many parts of Europe (i.e. significantly, Great Britain) as well as Australia and Asia, traditional steel tip dart players will not pay to play on an electronic scoring dart machine because that would mean having to play with plastic tip darts which they judge not to be a "real dart" (i.e., steel tip darts).

         The commercial model is a full featured, freestanding unit in an attractive cabinet with easy to read instructions and display. The target is the heart of the system and is the device that is patented. Although the target resembles a traditional dart board, each sisal filled segment of the target is an easily replaceable and individual metal cup component which interacts with a printed circuit board behind it to sense which cup segment has been hit by the dart. The impact of the dart sends the value of the segment to the micro processor which appropriately displays the value and adjusts the total scores. Conventional dart boards are made of sisal. Optima's targets are also made with sisal and provide the player with the same characteristics as a traditional dart board. Of course, as previously noted, the target will also play with soft tip darts if a player prefers this kind of dart.

         The home or consumer model is in the design phase, and is expected to be introduced to the market in 2002. This model will use the same premium quality dart board target assembly and Ezcom electronics. It will be mounted in an attractive wall cabinet of approximately 28 inches by 28 inches. The main features will be similar to the commercial unit. However, scoring and other electronic features will be controlled by the consumer's personal computer and, as an option, can be displayed on his or her home television.

Sourcing

         Specialized electronic chips (ASIC chips) as well as printed circuit boards are being manufactured in Taiwan through an exclusive supply arrangement with Realtec Corporation of Taiwan ("Realtec"). All of the electronic components will then be shipped to a factory owned by Realtec in China for final assembly. Realtec produces top quality electronic components for its own use and for those of third party companies, and maintains the same quality control standards in their operations in China as they do in Taiwan. Using China for the assembly of the electronic components will allow the Company the advantage of a "Most Favored Nation" status for duties and taxes as well as lower labor costs. If the Company were to produce these electronics in North America its costs would be approximately 60% higher.

         The finished electronics will be shipped from Asia to our plant in North America for installation into the finished cabinets. The cabinet and final target assembly will be made in Canada. As a result of carrying out the final assembly at our plant in North America, further quality control will be assured.

Future Products

         Ongoing development is essential for continued growth and marketing Thus, in accordance with the company's planned growth and its marketing objectives, future enhanced products will be introduced which will include various advanced technologies, the most important of which are:

1. monitors for greater Optima's player interactivity planned for release in 2001 (already available for the machine);

2. modems for intermachine and PC terminal communications planned for release in 2002 (already available for the machine);

3. Smart card technology allowing Optima's league players to communicate with the machine, planned for release in 2002;

4. interactive Internet site for Optima including online competition, planned for release in 2002;

5. other non-dart applications to be designed and developed by Optima Global Corporation based on the Stewart Patent technology.


Internet:    The Future of Electronic Darts

         Computer technologies and the instantaneous transmission of information now possible over the internet has rapidly transformed the global economy. A wide spread familiarity with the internet among the general public, as well as the application of the internet as a transmission network for the electronic darts industry has long term significance to Optima's objectives.

         Incorporated in the Optima machine is the Ezcom platform, a digital 16 bit mini computer system which allows for future internet accessibility. A variety of industries have already begun to develop wireless data transmission. Optima believes that wireless technology in the near future will be widespread in the electronic gaming industry, and therefore is currently exploring the application of this technology to the Optima system.

         From the players' perspective, the Optima machine will allow them to challenge other players in "real time" at different locations. In keeping with our market philosophy of sustaining differentiation in the market, future model models will introduce online play. Players in a tavern in Buffalo, New York, will be able to challenge players across the City or indeed across an ocean in London, England. Players at home will be able to compete with other online home players with our consumer model. Players can find out the latest on Optima's products, league standing, send out online challenges or just "talk darts" through Optima's chat server.

         The allure of Optima's machine among dart players will increase revenue to Operators. Of greater significance, however, to the Operator is the ability to make use via the internet of remote management capabilities, allowing servicing, auditing, data transmission and special programming from their offices. These software capabilities are cost saving and go directly to the Operators' bottom line.

         The state of the art computer technology incorporated in the Optima system will also make remote league management the norm in the electronic dart industry. League and player statistics can be easily transmitted. Optima's state of the art software and hardware permit the use of the internet as the transmission network for management programs. With Optima's data management capabilities, league management is made easier and less costly.

         Optima is committed to giving league managers the tools they require, meeting the desires of darters in the new millennium and addressing the fast changing needs of Operators, all of whom are so crucial to this industry. Optima is poised to take darts and the electronic scoring darts industry to new and exciting levels.


Electronic Scoring Darts Market Analysis

         Given the nature of Optima's electronic scoring steel tip dart machine and its Dual Darts system allowing for soft tip play, market analysis is, in part, based on the historical experience with electronic scoring soft tip sales. The electronic scoring soft tip dart market is the fourth largest segment in the multi-billion amusement equipment industry. According to the Vending Times CENSUS OF THE INDUSTRY Issue, 2000, Operators' revenue in the United States generated by soft tip electronic scoring dart machines in 1999 was U.S. $666 million. However, electronic scoring soft tip dart participation has matured and leveled out in the last five years with approximately 200,000 boards now on location in the United States. While participation in the 1980s and mid 1990s grew from 9.4 million to 19.2 million players in the United States alone, the U.S. market for electronic scoring dart machines using plastic darts is now fully mature. Marketing of soft tip dart machines in Continental Europe, principally in Germany, has been dramatic since 1995. The company estimates that there are over 200,000 soft tip electronic scoring dart machines in Continental Europe.

         The dart market is divided into two distinct groups: (1) traditional steel tip and (2) electronic scoring soft tip. Note that the soft or plastic tip market is strictly electronic and its growth since the mid 1980s has been very rapid. However, since there have been no commercially viable electronic scoring steel tip dart boards available to the market, the electronic scoring steel tip market is ripe to be developed. In fact, even better to have a board with a dual darts system for playing both steel tip and soft tip darts on the same machine.

         Research shows that the average dart player is 35 years old with a household income between U.S.$30,000 and U.S.$50,000. Surveys revealed that more than one-half of these darters are smokers, 85% are drinkers (of which 75% prefer beer) and 62% eat out 1-3 times per week.

         The market for electronic scoring soft tip dart machine manufacturers was clearly profitable. The demand for the product was driven by tavern Owners seeking the above type of clientele to frequent their establishments and to stay for longer periods. There is no cost to the tavern Owners for the dart machine since an independent coin machine Operator will gladly install and maintain a dart machine on their premises at no cost. In order to consistently attract players into an establishment on a regular basis and maintain an excellent revenue stream to the Operator, dart leagues must be established. The Operators could do this independently or through associations. Optima will be a driving force in the creation and promotion of Optima dart leagues.

Industry Analysis

         The electronic dart industry began in the U.S. in 1981 with the introduction of an electronic scoring plastic tip dart machine. The underlying technology was not capable of patent protection and so accordingly many companies entered this new industry. The industry had a very weak and uncertain beginning as the technology was rife with problems from sticking segments to defective software. To overcome these technological problems, the industry adopted the "machine is always right" rule. Their persistence paid off and their success was in their ability to market this novel, plastic tip product known as "soft tip darts". Through leagues they were able to create enthusiasm for the electronic scoring soft tip version of the game of darts. On a note of significance, plastic tip darts arose from the efforts of designers and engineers that initially set out to develop a steel tip game but were unable to do so given the technological hurdles (the destructive force of a steel tip dart being the biggest) that could not be overcome with their technology. Therefore, by default and as a second best alternative, an entirely new market with technology limited to plastic or soft tip darts developed.

         There are a number of soft tip manufacturers in the industry today but their products are for the most part generic. Many of these manufacturers have given up attempts to market their products in many geographical areas, such as in Canada and Great Britain as a whole as well as in many parts of the United States, parts of Europe and elsewhere in the World because their products do not meet the consumer's need as the soft tip industry reaches maturity. The establishment of a new market for electronic scoring steel tip darts and the rejuvenation of the stagnant soft tip dart industry will come on the heels of Optima's Dual Darts system that plays both steel and soft tip darts. The soft tip versus steel tip rivalry will at last be given a common playing field on Optima's Dual Darts target face.

         The company estimates that within the next 12 - 24 months, there may well be only one manufacturer of electronic scoring soft tip darts in North America. Industry sources indicate that a number of soft tip dart manufacturers have either closed up operations in North America or are about to do so. Since the mid 1990s, the focus for those companies has been on Europe, and not North America. With the closing or substantial scaling back of manufacturers in North America, a void will be created as servicing suffers and distribution shrinks. In its first full year of production, Optima expects to be able to sell 10,000 of its products to replace existing soft tip units in North America alone with sales rising annually. In addition, the United Kingdom and other areas throughout the World that have not been receptive to electronic scoring soft tip darts because of a love for the tradition of steel tip darts, represent an enormous marketing potential for Optima. Estimates for the U.K. market alone are in excess of 60,000 commercial units.

         Coin revenues are split equally between Operators and tavern Owners where the machines are placed. The Company estimates, based on the Vending Times CENSUS, 2000, that in the United States soft tip coin-operated electronic scoring dart games provide to tavern Owners and Operators annual revenue well in excess of $700 million. Notwithstanding this, however, steel tip darts have always been the traditional format for most players, and Optima will be the only manufacturer in the world of a commercially viable electronic version of the traditional game of steel tip darts. With the game of traditional steel tip darts, much as players love the game, they have to keep score manually. More importantly, in today's electronic age, new and younger players not only expect the latest in technology but their mathematical skills necessary for manual recording are lacking. The tavern Owners on the other hand would like to do away with messy chalkboards.

         Now with the introduction of the Optima's steel tip electronic scoring dart board, the machine's instant automatic scoring makes it much more enjoyable to play traditional steel tip darts and is the type of technology that a new generation of steel tip dart players, who are computer knowledgeable, have come to expect. Of particular significance is the fact that within the last five years in traditional steel tip markets, hand held or wall mounted electronic scorers have been introduced as an alternative to chalkboards. The scores are manually entered via a keypad similar to a calculator. The Optima system marries traditional steel tip play on a sisal target face with the growing desire for electronic score keeping.

         What then sets Optima's product even further apart from other electronic scoring dart manufacturers is its "Dual Darts" system, allowing both steel tip and soft tip darts to be played on the same target face. As previously mentioned, soft tip dart manufacturers have not been able to penetrate key steel tip dart markets throughout the United States and Canada, nor have they been able to penetrate those markets in significant parts of Europe and Britain. Darts are enjoyed by millions of people worldwide, many of whom will not play with a plastic dart. With Optima's Dual Darts system, there is no need to buy special darts: people who wish to use their own darts, no matter the weight, either steel tip or plastic tip, can do so!

Dart Industry Participants

         At present, Optima is aware of only two other companies that are trying to design and develop a competing steel tip electronic scoring dart machine. To date, those companies have not been able to develop an effective product and therefore cannot be considered competitors. Optima is not aware of any other products in the development stage that are viable or will prove to be workable in the coin-op industry. During an intensive prototype and refinement period from September 1988 to the invention of the technology protected in the Stewart Patent, numerous other possible technologies were pursued for steel tip darts. None of these technologies proved viable and all required a throw away target that did not have interchangeable dart segments as our product achieved. These alternative designs cannot be easily and cost effectively maintained and serviced in the fields which is a prerequisite for any successful commercial coin-op product. Moreover, their target recognition systems would not stand up to rigorous play in a commercial tavern setting and therefore cannot be considered to be commercially viable. The Company however through onsite testing, has proven its success in this field.

Dart Leagues

         The keys to success in this market are a superior product coupled with on going league support. As an example, revenues generated by soft tip electronic scoring dart machines are directly related to the dart leagues that use them. As the soft tip market matured and as soft tip manufacturers were unable without electronic scoring steel tip technology to penetrate new geographic markets, dart league participation decreased. In 1997 there were 215,000 soft tip electronic scoring dart machines on location in the U.S. generating $760 million in revenue. Between 1997 and 1999, the numbers of units on location has declined by 15,000 units to approximately 200,000 units. Average weekly receipts per soft tip machine dropped $2.00 in 1999. More than 90% of the installed base remains in liquor licence establishments that are supported by Operator administered leagues. Accordingly recent declines in the electronic soft tip performance suggest a decrease in dart league participation which started in 1998. Of special significance to Optima, however, is the fact that steel tip dart popularity fueled the rapid deployment of soft tip dart equipment through the late 1980s and 1990s.

         The highest concentration of soft tip dart leagues continues to be in the Mid West, Southern California, Central Florida, the Dakotas, Colorado, Montana and Wyoming. Inroads into new geographic markets, primarily the North East and Metropolitan New York area where steel tip darts have a loyal constituency, have not been made. In addition, all provinces in Canada and the United Kingdom, Australia, New Zealand and Asia, have repeatedly rejected all attempts to introduce electronic scoring soft tip dart machines. The potential dart player is basically anyone who meets or exceeds the legal drinking age (18 to 21 years depending upon jurisdiction), but the core player base consists of males and females between the ages of 28-40.

         Industry analysis in the Vending Times CENSUS, 2000, confirms that in the near future, in order for electronic scoring dart games to expand into new markets, create new, and indeed maintain strong player participation levels in the existing mature soft tip market, it is critical that machine manufacturers:

o     develop new and existing dart products; and
o properly structure and properly promote local and national darting organizations;

         and

o be willing, together with Operators, to invest time and money into product promotion and league programs.

         Optima is confident that it will not only be able to create an entirely new market for electronic scoring steel tip darts, but with its Dual Darts target that also receives plastic tip darts, it will be able to capture a significant segment of the existing electronic scoring soft tip dart market as soft tip dart manufacturers shrink in the face of competition with Optima's superior product, and declining soft tip league participation. The catalyst for growth is dart leagues with Optima's dual electronic scoring dart machine as the vehicle. The soft tip electronic scoring dart machine as a vehicle has run out of gas.
         Optima's dart machine is an innovative and entirely new electronic scoring dart product. Coupled with a solid structure and the active promotion of Optima's national dart organization, new markets will develop in untapped regions and strong player participation levels will be maintained. In addition, the Company will maintain an Internet website for all leagues to interact, as well as to communicate with other members and groups. Optima as part of its marketing plan, will sponsor tournaments and provide prize money to stimulate the growth of leagues using its products. Strategic alliances with the breweries throughout the world will further enhance the visibility of the Optima's machine.

Distribution

         Manufacturers in this industry have utilized regional Distributors and some direct sales. There are numerous well-established distributors of electronic coin machines in North America. Many of these Distributors operate locations as well as sell product to Operators who buy the equipment and place it on location in bars etc. This placement business carried on by local Operators/Distributors is a purely cash business where the revenue is split between the location bar Owner and the machine Operator/Distributor.

         Optima initially intends to distribute its product through major Distributors of coin operated machines in Canada and the United States. On a similar basis, it will expand to Britain and the European market as well as Australia and New Zealand in year 2. The full thrust for the rest of the world will come in year 3.

Strategies

Marketing Strategy

         Optima's strategy is to concentrate on North America in 2001 with 5,000 commercial units sold during the first year of operation. This will allow the Company to maintain a serviceable area at a reasonable cost and, at the same time, give the product the market exposure necessary to expand throughout the World.

         The primary marketing media will be trade shows and trade magazines and periodicals with reference to the Company's website on the internet: www.optimadarts.com. Corporate brand recognition begins here. In addition, interested parties and stockholders can visit Optima's website for regular updates on company progress (cf: Newsletter).

Pricing Strategy

         Given the novelty and quality of the Company's Dual Darts system in the marketplace, prices will be marginally higher than plastic tip dart machines. This price difference will be more than compensated for by the durability and duality of our product. Price breaks will be given based on quantities purchased, and rebates will be offered to purchasers replacing their existing units that are only capable of receiving plastic tip darts.

Promotion Strategy

         The well established distributor network in North America and Canada will be used to market the product. Optima will support the product through advertisements (standard national and international trade publications), by its appearances at trade shows and through the internet (www.optimadarts.com).

         With the exposure of its products in key markets, it will not take long for major players in the industry to take notice of Optima. Since the industry is quick to communicate successful products, the demand for Optima's products outside the United States and Canada will grow as a result.

Service and Support

         Optima's service and support are paramount to maintaining growth in the coin-op industry. Service in the first year will be handled by the company's own technical staff based from its manufacturing location. By year 2, its staff will have trained the Distributors' personnel to service their own machines.

Strategic Alliances

         Optima has forged a strategic alliance with its key electronic component supplier Realtec Corporation (Taiwan). The principal of Realtec Corporation (Taiwan), Mr. Yi-Rong Chen, is not only Optima's Vice-President of Software and Hardware Development, but also is the designer, developer and exclusive owner of a patented software operating system called "Ezcom", a digital 16 bit mini-computer system. Optima has the exclusive rights to use the Ezcom platform for all dart applications throughout the world. The Ezcom operating system - powerful but economical - has significant actual and intrinsic value that will offer a powerful marketing tool for the company. In addition, Optima will forge strategic alliances with certain key breweries to promote the product and to encourage league play. Optima also intends to establish a league management program in North America or alternatively, forge a strategic alliance with one of the existing league management systems.

Intellectual Property Protection Strategy

         The technology comprised in the Stewart Patent has been patented in the following countries:

         1.       Austria
         2.       Australia
         3.       Canada
         4.       China
         5.       France
         6.       Germany
         7.       Italy
         8.       Japan
         9.       Mexico
         10.      New Zealand
         11.      Spain
         12.      United Kingdom
         13.      United States

         "Optima Darts", "Real Darts", "Dual Darts" and their logos are trademarks of IDC. The above intellectual property ("IP") and future IP developed and owned by Optima will be vigorously protected from infringement. An IP Protection Fund representing 1% of sales will be dedicated to the preservation and maintenance of Optima's exclusive Intellectual Property Rights.

Exclusive Licences Sought Worldwide

         Where appropriate, Optima will appoint exclusive licenses within designated territories throughout the world to distribute its dart machines. Established and reputable third parties wishing to be considered as Optima's exclusive licensee within a particular territory are invited to apply for consideration through Optima's website (www.optimadarts.com).

Financial Plan

         Optima  has  developed  a  unique   product  over  many  years  through
management's persistence in research and development and shareholder commitment.

         Optima intends to raise U.S.$5 million dollars to manufacture, distribute and market its product. Funds will be dedicated to the production readiness of the product, the costs of production and marketing during this initial phase of growth. The company expects to finance growth beyond this phase from cash flow.

Key Financial Factors

         Optima's financial plan is supported and summarized by the following key financial factors: 143. Patented technology

2.  Non-existent steel tip and/or dual darts competition
3.  Demonstrated revenues and market acceptance from soft tip sales
4.  Strategic manufacturing relationships
5.  Existing distribution networks
6.  Experienced management
7.  Dedicated shareholders

Sales Forecasts

         Sales forecasts are primarily based on historical experience with electronic scoring soft tip sales. Optima fully expects to penetrate the traditional steel tip market while at the same time replacing existing soft tip machines. However, to preserve a conservative forecast, (a) commercial unit sales in the traditional steel tip markets represent only 53% of total projected market growth in Years 1 to 5, (b) annual sales projections for the home unit understate expectations, and (c) the significant revenues generated from the sale of replacement and component parts, have not been factored into the projection. (Financial $ figures - 000s)

------------------------------------- -------- ----------

Assumptions:
------------------------------------- -------- ----------
------------------------------------- -------- ----------

a. Proposed Retail Price              $2,995   $599
   (Commercial/Home)
------------------------------------- -------- ----------
------------------------------------- -------- ----------

b. Unit Cost (Commercial/Home)        $1,500   $300
------------------------------------- -------- ----------
------------------------------------- -------- ----------

c. Soft-tip Rebate per Unit           $500
------------------------------------- -------- ----------
------------------------------------- -------- ----------

d. Shipping/Service/Returns % of      2%
Gross Sales
------------------------------------- -------- ----------
------------------------------------- -------- ----------

e. Royalty as % of Gross Sales        4%
------------------------------------- -------- ----------
------------------------------------- -------- ----------

f. R&D allocated as % of Gross Sales  2%
------------------------------------- -------- ----------
------------------------------------- -------- ----------

g. Mkting/Ad/League Spnsrship as %    5%
Sales
------------------------------------- -------- ----------
------------------------------------- -------- ----------

h. Management Bonus as % of Sales     1%
------------------------------------- -------- ----------
------------------------------------- -------- ----------

i. IP Protection Fund as % Sales      2%
------------------------------------- -------- ----------
------------------------------------- -------- ----------

j. Corporate Tax Rate                 25%
------------------------------------- -------- ----------
------------------------------------- -------- ----------

k. Discount Rate                      15%
------------------------------------- -------- ----------
------------------------------------- -------- ----------

l. Common Shares Issued               17950
------------------------------------- -------- ----------
------------------------------------- -------- ----------

m. Share Disposition Value (after     $5
10 Years)
------------------------------------- -------- ----------


CAPITALIZATION
NPV of NPAT for 10 years (000's)            $242,129
Price per Share (Net Present Value)           $13.49

Note: the above Pro Forma is for management purposes and represents Management's best estimate at the time of preparation. It has not been approved by our auditors or by our existing stockholders.


What sets this invention apart from similar products:

(1)      that  the   alloy  is  "self   lubricating"   and  that  the  cup  will
         automatically "float" back to its initial position (with the aid of the resilient cushion) after it makes contact with the pad;

(2) the simple mechanical operation of the system means the electrical switching contact (the scoring capability) occurs 100% of the time;

(3) the switching device can be made very small (e.g., 1/8" or even less) or as large as you like;

(4) the impact necessary to move a cup can be as little as the weight of a coin drop to as great as the force of a baseball or bullet;

(5) the switching device is rugged and can be made to withstand repeated abuse from striking, kicking, punching or other similar forms of impact.

To broaden the number of applications for this switch, the designers have added piezoelectric sensors that poll the cup and pad circuitry every 12 milliseconds to sense the rotational orientation of the target plate and to vibrationally measure if a ball or projectile hits near the target or not at all (" no hit detection"). This is accomplished through a time delay program.

LazerTron has already been granted a license to use the scoring switch for a redemption game and SkeeBall is seriously considering obtaining a license to future games as well. Operators will never again have to worry about scores not being registered due to faulty electrical switches or dirty optical switches. Should one of these cups ever not float properly, all that is required is to snap it out and wipe off any dust or dirt that might have got into the web and everything is up and running again. Just think of what this will mean to the future of redemption games that score with an object hitting a target. The application works whether projectiles are to remain in the target or not.

Following are some examples of possible future products in which we believe the Stewart patent may have application:

1.       Ball throw games;
2.       Ball drop, coin drop games;
3. Kiddie games the incorporate touching, striking, hitting, stomping, punching, kicking, or jumping actions
4.       Games that use projectiles that are intended  to remain in the  target:
         bb/pellets/bullets, archery, dartgames,   blowguns;
5. Games that use projectiles not intended to remain in the target such as baseballs, golfballs, footballs, soccer balls, metal balls etc.
6. Basically, any other games that use other projectiles with sufficient force to impact a target.

There are also many applications for products outside our industry. Any product that has a mechanically operated switch would be a likely candidate.

Patent Applications

         Other potential applications of the Stewart Patent to be explored by Optima's Research and Development department include such areas as:

o        arcade games (i.e., redemption games, kiddie games, sports games etc.)
o        remote target recording for gun ranges
o emergency stopping devices (i.e., production lines, darkroom assembly etc.)
o        pressure plate devices
o        special needs devices for physically handicapped
o replacements for mechanically operated switches where durability and low maintenance is a priority.


ITEM 18. PLAN OF OPERATIONS

The  discussion   contained  in  this  prospectus   contains  "forward-  looking
statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes", "expects", "may", "will", or "should", or "anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus. We are a development stage company with limited operations and no revenues or profit. Results of Operations

Year ended May 31, 2000 compared with the year ended May 31, 1999

Revenues

         Total revenues, were $452,669 for the year ended May 31, 2000 as compared with $2,604, which was comprised solely of interest income for the year ended May 31, 1999. The increase was primarily attributed to the settlement agreement with RealTec Corporation in which the Company received $447,180 representing full ownership interest in the tooling, patent development costs and technology components related to the component of the electronic dart machine.

Expenses
Research and Development

         Research and development expenses increased by $451,843 from $43,024 for the year ended May 31, 1999 to $494,867 for the year ended May 31, 2000. The increase was attributable to the settlement of the Realtec Corporation transfer of technology.


General and Administrative Costs

         No general and administrative costs were incurred by the Company in the years ended May 31 2000 or 1999.

Results of Operations

Six Months ended November 30, 2000 compared with the six months ended November 30, 1999

Revenues

         Total revenues, which was comprised solely of interest income were $1,408 for the six months ended November 30, 2000 as compared with $2,977, The decrease was primarily attributed to the increase in research and development expenditures during the period.

Expenses
Research and Development

         Research and development expenses increased by $52,211 from $(10,379) for the six months ended November 30, 1999 to $41,832 for the six months ended November 30, 2000. The negative amount at November 30, 1999 resulted from a restatement of expenses during the period.


General and Administrative Costs

         No general and administrative costs were incurred by the Company in the six months ended November 30, 2000 or 1999.

Results of Operations

Three Months ended August 31, 2000 compared with the three months ended August 31, 1999

Revenues

         Total revenues, which was comprised solely of interest income were $929 for the three months ended August 31, 2000 as compared with $601 The increase was primarily attributed to the increase in cash received during the period.

Expenses
Research and Development

         Research and development expenses decreased by $8,350 from $23,974 for the three months ended August 31, 1999 to $15,624 for the three months ended August 31, 2000. The decrease at August 31, 2000 resulted from management's focus on administrative functions and the raising of capital during the period.


General and Administrative Costs

         No general and administrative costs were incurred by the Company in the three months ended August 31, 2000 or 1999.


Liquidity and Capital Resources

      The Company's operations used approximately $40,000 in cash during the year ended May 31, 1999. During this period the Company also spent approximately $1,000 on patent and trademark applications. Cash required during 1998 was generated through sales of the Company's common stock ($58,781).

      During the year ended May 31, 2000 the Company's operations used approximately $35,000 in cash and the Company spent approximately $15,000 on patent and trademark applications. Cash required during the year was generated through sales of the Company's common stock ($33,575).


      The Company's operations used approximately $24,000 in cash during the quarter ended August 31, 1999. Cash required during this period was derived from the Company's cash on hand at August 31, 1998.


      The Company's operations used approximately $20,000 in cash during the quarter ended August 31, 2000. Cash required during this period was derived from the Company's cash on hand at August 31, 1999.

      The Company's operations generated approximately $37,000 in cash during the quarter ended November 30, 1999. Cash required during this period was generated from the sale of the Company's common stock ($26,628).


      The Company's operations used approximately $16,000 in cash during the quarter ended November 30, 2000. Cash required during this period was derived from the Company's cash on hand at November 30, 1999.


Research and Development

      As part of its ongoing research and development program the Company intends to develop and commercialize its electronic dart board.

      During the years ended May 31, 1999 and 2000 the Company spent $43,024 and $494,867 respectively on research and development.

ITEM 19. DESCRIPTION OF PROPERTY

The company will lease a facility of approximately 15,000 square feet to meet its initial assembly requirements. Opportunities to expand Optima's assembly facilities will be canvassed in the first year of production. In view of the advantages of the low Canadian dollar (current value of approximately $.65 U.S.) and the North American Free Trade Agreement (NAFTA), the Company will set up a manufacturing facility in the Niagara area of Ontario, Canada, with easy access to U.S. and world markets.

ITEM 20. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock.

ITEM  21.MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.
          Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTCBB, once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

Penny Stock Considerations.

          Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US$ 5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker- dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

          These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders.
          As of January 18, 2000, there were approximately ??? holders of record of our common stock.

Dividends.
          We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM 22. EXECUTIVE COMPENSATION

Summary Compensation Table

                   Hourly Compensation Long Term Compensation

Name and Principle         Year     Salary  Bonus    Other Annual      Restricted Securities    LTIP       Other
Position                                             Compensation      Stock      Underlying   Payouts
                                                                       Award(s)  Options
Mark F. Stewart,           2000     $100    0        0                 0                0                 0
President

Robert F. Morningstar,     2000     $100    0        0                 0                0                 0
Secretary,Treasurer

Mr. Robert Shiels,         2000     $100    0        0                 0                0                 0
Vice President

Angelo Bonetta             2000     $100    0        0                 0                0                 0
Vice President

Yi-Rong Chen               2000     $100    0        0                 0                0                 0
Vice President

Each of our Directors is compensated at a rate of $100 per hour. At this time, we have not entered into any employment agreements with any employees.


ITEM 23. FINANCIAL SUMMARY INFORMATION.

You should read carefully all the information in this prospectus, including the financial statements and their explanatory notes.



                    OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                            (A DELAWARE CORPORATION)
                               Palm Beach, Florida

            --------- -------------------------------------- -------
                                FINANCIAL REPORTS
                                       AT
                                                    MAY 31, 2000
            --------- -------------------------------------- -------

                    OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
                         (A Development Stage Company)
                            (A Delaware Corporation)
                              Palm Beach, Florida

TABLE OF CONTENTS
-------------------------------------------------------------------------------------------------------------------


Independent Auditors' Report                                                                         1

Consolidated Balance Sheets at May 31, 2000 and 1999.                                                2

Consolidated  Statements of Changes in Stockholders'  Equity for the Years Ended
  May 31, 2000 and 1999 and for the Period from Date of Inception
  (May 28, 1990) through May 31, 2000 (Unaudited)                                                   3-4

Consolidated  Statements of Operations  and  Comprehensive  Income for the Years
  Ended May 31, 2000 and 1999 and for the Period from Date of Inception
  (May 28, 1990) though May 31, 2000 (Unaudited)                                                     5

Consolidated  Statements of Cash Flows for the Years Ended May 31, 2000 and 1999
  and for the Period from Date of Inception (May 28, 1990) through
  May 31, 2000 (Unaudited)                                                                           6

Notes to Financial Statements                                                                      7-10



   The accompanying notes are an integral part of this financial statement and should be read in conjunction therewith.

                                     - 42 -

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Optima Global Corporation and Subsidiary
Palm Beach, Florida


         We have audited the accompanying consolidated balance sheets of Optima Global Corporation and Subsidiary (A Development Stage Company) (A Delaware
Corporation) as of May 31, 2000 and 1999, and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Optima Global Corporation and Subsidiary as of May 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

         The  accompanying  financial  statements  have been  prepared  assuming
Optima Global Corporation and Subsidiary (A Development Stage Company) (A Delaware Corporation) will continue as a going concern. As more fully described in Note J, the Company has incurred losses that have resulted in a retained deficit. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
January 24, 2001

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                                                       (In U.S. Dollars)


May 31,                                                                                           2000               1999
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

ASSETS

Current Assets
Cash and Cash Equivalents                                                                 $       90,940    $     100,485
Accounts Receivable
                                                                                                   1,100            --
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Current Assets
                                                                                                  92,040          100,485

Investment
Loan Receivable
                                                                                                   45,210          55,462

Other Assets
Patent Licenses                                                                                   157,895         145,563
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Assets                                                                              $       295,145     $   301,510
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts Payable and Accrued Liabilities                                                   $       10,146           1,837
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
Common Stock: $.001 Par; 50,000,000 Shares Authorized;
                           17,950,000 and 17,940,000 Issued and Outstanding
                           at May 31, 2000 and 1999, respectively                                  17,950          26,292
Additional Paid-In Capital                                                                      1,254,740       1,221,056
Deficit Accumulated During Development Stage                                                     (977,982)       (944,136)
Accumulated Other Comprehensive Income (Loss)
                                                                                                   (9,709)         (3,539)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Stockholders' Equity                                                                        284,999         299,673
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                                   $    295,145      $  301,510
--------------------------------------------------------------------------------------------------------------------------


OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
 MAY 31, 2000 AND 1999 AND FOR THE PERIOD FROM DATE OF INCEPTION (MAY 28, 1990)
                        THROUGH MAY 31, 2000 (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                                                                             (In U.S. Dollars)
                                                                                            Deficit
                                                                Common                   Accumulated     Accumulated
                                                                Stock      Additional       During          Other          Total
                                                 Number         $.001        Paid-In     Development   Comprehensive   Stockholders'
                                                of Shares      Par Value     Capital        Stage        Income (Loss)    Equity
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Inception - May 28, 1990                           --          $      --      $    --       $     --      $      --      $    --



Issuance of Common Stock - Canadian Corporation 1,072,161           1,072     1,169,995           --             --       1,171,067


Issuance of Common Stock - U.S. Corporation     9,147,912           9,148          --         (9,148)            --          --

Issuance of Common Stock in Connection With

  Recapitalization of Company                   7,701,827           7,702       (7,702)           --             --          --

Net Loss for the Period
                                                    --                --            --      (886,216)            --        (886,216)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Balances - May 31, 1998 (Unaudited)            17,921,900          17,922    1,162,293      (895,364)             --        284,851

Issuance of Common Stock
                                                   18,100              18       58,763            --              --         58,781

Net Loss
                                                    --                 --          --        (40,420)             --        (40,420)

Other Comprehensive Income (Loss)
                                                    --                 --          --            --            (3,539)       (3,539)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Balances - May 31, 1999                        17,940,000        $  17,940   $1,221,056    $(935,784)         $(3,539)    $ 299,673
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

               The accompanying notes are an integral part of this
                              financial statement.

                                      - 2 -                    - continued -

                    OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
                            (A DELAWARE CORPORATION)
                              Palm Beach, Florida

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
 MAY 31, 2000 AND 1999 AND FOR THE PERIOD FROM DATE OF INCEPTION (MAY 28, 1990)
                  THROUGH MAY 31, 2000 (UNAUDITED) - continued
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

                                                                      (In U.S. Dollars)
                                                                                      Deficit
                                                         Common                     Accumulated    Accumulated
                                                         Stock       Additional       During          Other            Total
                                          Number          $.001        Paid-In      Development   Comprehensive      Stockholders'
                                        of Shares       Par Value      Capital         Stage         Income (Loss)    Equity
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Balances - May 31, 1999                17,940,000       $ 17,940     $ 1,221,056    $ (935,784)      $ (3,539)        $ 299,673

Issuance of Common Stock                    8,000              8          26,970           --              --            26,978

Issuance of Common Stock                    2,000              2           6,714           --              --             6,716

Net Loss                                      --               --            --        (42,198)            --           (42,198)

Other Comprehensive Income (Loss)             --               --            --            --          (6,170)           (6,170)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

Balances - May 31, 2000                17,950,000       $ 17,950     $ 1,254,740    $ (977,982)      $ (9,709)        $ 284,999
---------------------------------------------------------------------------------------------------------------------------------

               The accompanying notes are an integral part of this
                              financial statement.

                                      - 3 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                                                                        (In U.S. Dollars)
                                                                        (Unaudited)
                                                                        Period From
                                                                     Date of Inception
                                                                       (May 28, 1990)             Years Ended May 31,
                                                                                          -------------------------------------
                                                                                          -------------------------------------
                                                                          Through
                                                                        May 31, 2000                2000              1999
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Revenues                                                                    $ 504,518          $ 452,669          $  2,604

Expenses

Organizational Costs                                                            9,148                --                 --
Research and Development                                                    1,473,352            494,867            43,024
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Total Expenses                                                              1,482,500            494,867            43,024
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Net Loss for the Period                                                      (977,982)           (42,198)           (40,420)

Other Comprehensive Income (Loss), Net of Income Tax
Foreign Currency Translation                                                   (9,709)            (6,170)            (3,539)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Comprehensive Income (Loss) for the Period                                 $ (987,691)         $ (48,368)         $ (43,959)
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


Weighted Average of Common Shares Outstanding                               17,925,168       17,945,502        17,930,975

Net Loss per Common Share - Basic and Diluted                               $  (0.055)         $  (0.002)         $  (0.002)
-------------------------------------------------------------------------------------------------------------------------------

               The accompanying notes are an integral part of this
                              financial statement.

                                     - 4 -


                    OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
                            (A DELAWARE CORPORATION)
                              Palm Beach, Florida


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------

                                                                                        (In U.S. Dollars)
                                                                        (Unaudited)
                                                                        Period From
                                                                     Date of Inception
                                                                       (May 28, 1990)             Years Ended May 31,
                                                                                          ------------------------------------
                                                                                          ------------------------------------
                                                                          Through
                                                                        May 31, 2000                2000              1999
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities

Net Loss for the Period                                                    $ (977,982)          $(42,198)        $ (40,420)

Adjustments:
Organizational Costs
                                                                                9,148                --                 --
Changes:
Accounts Receivable                                                            (1,100)            (1,112)               --
Accounts Payable and Accrued Liabilities
                                                                               10,146              8,434               686
------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                     (959,788)           (34,876)          (39,734)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities

Loan Receivable (Advances) Repayments                                         (45,210)             9,212            (4,240)

Patent Licenses                                                              (157,895)           (15,475)             (992)
------------------------------------------------------------------------------------------------------------------------------

Net Cash Flows from Investing Activities                                     (203,105)            (6,263)           (5,232)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities

Proceeds from Issuance of Common Stock                                      1,263,542             33,575             58,781
------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                    1,263,542             33,575             58,781
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Effect of Exchange Rate Changes on

 Cash and Cash Equivalents                                                     (9,709)            (1,981)           (1,152)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                           90,940             (9,545)           12,663

Cash and Cash Equivalents - Beginning of Period                                   --             100,485            87,822
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents - End of Period                                   $  90,940           $ 90,940          $ 100,485
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

NON-CASH FINANCING ACTIVITIES
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Organizational Costs Paid by Stockholders
  in Exchange for Common Stock                                              $  (9,148)          $    --          $      --

Common Stock Issued                                                             9,148                --                 --
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                            $      --           $    --         $       --
------------------------------------------------------------------------------------------------------------------------------

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note A -   The Company
           The original Company was incorporated under the laws of the state of Delaware on May 31, 2000 as Real Darts International, Inc. Subsequently, the Company's name changed to Optima 2000, Inc., then Optima International, Inc., and then on September 27, 2000 the name of the corporation was changed to Optima Global Corporation. The Company is authorized to issue 50,000,000 shares of $.001 par value common stock. The Company's principal administrative office is located in Palm Beach, Florida.

           Recapitalization
           On November 30, 2000, the Company exchanged shares with International Dart Corporation (formerly known as Real Darts International, Inc.), an Ontario, Canada Corporation. In the merger of the Ontario Corporation into the Delaware Corporation, the Company issued 8,802,088 common shares that were exchanged for 1,100,261 shares of the Ontario Corporation on an eight for one basis. Following this transaction the Company received one share of the Ontario Corporation, a 100% ownership interest.

           In this merger transaction no shares were issued to any person who was not already known to the Company nor were any shares issued as any consideration for soliciting the exchange. The Company acquired the Ontario Corporation because it wanted to purchase the licensed technology of High Flyte International Ltd.'s research and development of its electronic scoring dartboards of the Ontario Corporation.

           The business combination described above has been accounted for as a recapitalization of the Company. Accordingly, the financial statements for all periods presented reflect the historical activity of the Canadian operating company.

           The Company's  registered office is located in  Palm Beach,  Florida.
           The  Company's  principal  executive  office   is  located   in   St.
           Catherines, Ontario, Canada.

           Scope of Business
           The Company has developed technology allowing dart players to use steel tip darts on a circular dartboard that has a device built in that automatically records the player score.

Note B -   Summary of Significant Accounting Policies
           Method of Accounting
           The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

           Principles of Consolidation
           The consolidated financial statements include the accounts of the Company and its subsidiary, International Dart Corporation (formerly known as Real Darts International, Inc.). All significant intercompany balances and transactions have been eliminated in the consolidation.

                                  - continued -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note B -   Summary of Significant Accounting Policies - continued

           Development Stage
           The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its services. The Company prepares its financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

           Cash and Cash Equivalents
           Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

           Foreign Currency Translation
           The Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues, expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity and comprehensive income. Foreign currency transaction gains and losses are included in net income (loss).

           Research and Development
           Research and development expenses represent contract engineering costs and are charged against operations as incurred.

           Loss Per Common Share
           Loss per common share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing income available to common stockholders by weighted average number of common shares outstanding for each period.

           Use of Estimates
           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results can differ from those estimates.

                                  - continued -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note B -   Summary of Significant Accounting Policies - continued

           Income Taxes
           The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in the income tax rates upon enactment. Deferred tax assets arising from net operating losses incurred during the development stage have been fully reserved against due to the uncertainty as to when or whether the tax benefit will be realized. At May 31, 2000, the Company has incurred net operating losses available to offset future income taxes of approximately $986,000. The net operating losses will begin to expire in 2015.

           Financial Instruments
           The Company's financial instruments consist of cash, long-term investments, and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

Note C -   Loan Receivable
           The loan receivable from High Flyte International Ltd., a related party by virtue of common stockholders, is non-interest bearing, unsecured, with no set terms of repayment.

Note D -   Patents
           Patents are recorded at cost. Amortization will begin when the product is marketed and will be charged to operations over the life of the patent.

Note E -   Delaware State Franchise Taxes Payable and Accrued
           All corporations formed under Delaware State law, whether active or inactive, are subject to annual minimum Delaware State franchise taxes and filing fees.

Note F -   Stockholders' Equity
           Common Stock
           The Company's Securities are not registered under the Securities Act of 1933 and, therefore, no offering may be made which would constitute a "Public Offering" within the meaning of the United States Securities Act of 1933, unless the shares are registered pursuant to an effective registration statement under the Act.

           The stockholders may not sell, transfer, pledge or otherwise dispose of the common shares of the company in the absence of either an effective registration statement covering said shares under the 1933 Act and relevant state securities laws, or an opinion of counsel that registration is not required under the Act or under the securities laws of any such state.

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note G -   Non-Monetary Transaction
           On January 1, 2000 the Company signed a settlement agreement with Realtec Corporation Canada, Inc. related to minimum royalty payments due under an agreement signed May 22, 1998. Included in revenue is
           $447,180 for the year ending May 31, 2000, representing the fair market value of the full ownership interest in all tooling, patent development costs, research and development, and technology components related to its' product.

Note H -   Business Concentrations
           The Company is dependent upon a vendor to supply the technology and produce the product that the Company plans to distribute. Failure to maintain a working relationship with this supplier could have an adverse material impact on the Company's business.

Note I -   Name Change
           Subsequent to the year-end, the Board of Directors approved a change of the Subsidiary's name from Real Darts International, Inc. to International Dart Corporation.

Note J -   Going Concern
           The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of approximately $978,000 for the period from date of inception (May 28, 1990) through May 31, 2000.

           The Company's continued existence is dependent upon its ability to raise capital or to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.


                    OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                            (A DELAWARE CORPORATION)
                               Palm Beach, Florida

            --------- -------------------------------------- -------
                                FINANCIAL REPORTS
                                       AT
                                NOVEMBER 30, 2000
            --------- -------------------------------------- -------

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida


TABLE OF CONTENTS
-------------------------------------------------------------------------------------------------------------------

Independent Auditors' Report                                                                         1

Independent Accountants' Report on Interim Financial Information                                     2

Consolidated Balance Sheets at November 30, 2000, August 31, 2000 (Unaudited)
  and May 31, 2000                                                                                   3

Consolidated Statements of Changes in Stockholders' Equity for the Three and Six
  Months  Ended  November  30, 2000 and 1999  (Unaudited),  for the Three Months
  Ended  August 31, 2000 and 1999  (Unaudited),  and for the Period from Date of
  Inception (May 28, 1990) through November 30, 2000 (Unaudited) 4-5

Consolidated Statements of Operations and Comprehensive Income for the Three And
  Six Months Ended November 30, 2000 and 1999 (Unaudited),  for the Three Months
  Ended August 31, 2000 and 1999 (Unaudited), and for the Period from
  Date of Inception (May 28, 1990) though November 30, 2000 (Unaudited)                             6-7

Consolidated  Statements  of Cash  Flows  for the  Three  and Six  Months  Ended
  November 30, 2000 and 1999 (Unaudited),  for the Three Months Ended August 31,
  2000 and 1999 (Unaudited), and for the Period from Date of Inception
  (May 28, 1990) through November 30, 2000 (Unaudited)                                              8-9

Notes to Financial Statements                                                                      10-13

   The accompanying notes are an integral part of this financial statement and should be read in conjunction therewith.

                                      - 2 -



                  INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Optima Global Corporation and Subsidiary
Palm Beach, Florida


         We have audited the accompanying consolidated balance sheet of Optima Global Corporation and Subsidiary (A Development Stage Company) (A Delaware Corporation) as of November 30, 2000, and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows for the three and six months then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Optima Global Corporation and Subsidiary as of November 30, 2000, and the results of its operations and its cash flows for the three and six months then ended and for the three months ended August 31, 2000 in conformity with generally accepted accounting principles.

         We have previously audited, in accordance with generally accepted audited standards, the consolidated balance sheet as of May 31, 2000 (presented herein), and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows (not presented herein) for the year then ended, and in our report dated January 24, 2001, we expressed an unqualified opinion on those financial statements. We have not performed any audit procedures for the year ended May 31, 2000 subsequent to the date of our report.

         The  accompanying  financial  statements  have been  prepared  assuming
Optima Global Corporation and Subsidiary (A Development Stage Company) (A Delaware Corporation) will continue as a going concern. As more fully described in Note J, the Company has incurred losses that have resulted in a retained deficit. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
  January 26, 2001

                  INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
Optima Global Corporation and Subsidiary
Palm Beach, Florida


         We have reviewed the accompanying consolidated balance sheet of Optima Global Corporation Subsidiary (A Development Stage Company) (A Delaware Corporation) as of August 31, 2000 and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows for the three and six months ended November 30, 1999 and for the period from date of inception (May 28, 1990) through November 30, 2000. All information included in these financial statements is the representation of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accounts. A review of interim financial information consists principally of applying analytical procedures to the financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

         We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of May 31, 2000 (presented herein), and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows (not presented herein) for the year then ended, and in our report dated January 24, 2001, we expressed an unqualified opinion on those financial statements. We have not performed any audit procedures for the year ended May 31, 2000 subsequent to the date of our report.

         The  accompanying  financial  statements  have been  prepared  assuming
Optima Global Corporation and Subsidiary (A Development Stage Company) (A Delaware Corporation) will continue as a going concern. As more fully described in Note J, the Company has incurred losses that have resulted in a retained deficit. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
  January 26, 2001

               The accompanying notes are an integral part of this
                              financial statement.

                                     - 46 -


OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

                                                                                      (In U.S. Dollars)

                                                                                         (Unaudited)
                                                                      November 30,        August 31,         May 31,
                                                                          2000               2000              2000
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
Cash and Cash Equivalents                                            $       51,158     $       71,100    $       90,940
Restricted Cash
                                                                             32,700             13,700           --
Accounts Receivable
                                                                              2,218              1,838             1,100
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Current Assets
                                                                             86,076             86,638            92,040

Investment
Loan Receivable
                                                                             45,954             47,494            45,210

Other Assets
Patent Licenses                                                             154,363            160,912           157,895
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Assets                                                         $      286,393      $     295,044     $     295,145
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts Payable and Accrued Liabilities                             $       15,096       $      5,669     $      10,146
Restricted Cash
                                                                             32,700             13,700           --
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Current Liabilities
                                                                              47,796            19,369            10,146
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
Common Stock: $.001 Par; 50,000,000 Shares Authorized;
                           17,950,000 Issued and Outstanding
                                                                              17,950            17,950            17,950
Additional Paid-In Capital                                                 1,254,740         1,254,740         1,254,740
Deficit Accumulated During Development Stage                              (1,018,406)         (992,677)         (977,982)
Accumulated Comprehensive Income (Loss)
                                                                             (15,687)           (4,338)           (9,709)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Stockholders' Equity                                                   238,597           275,675           284,999
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                           $       286,393           295,044     $     295,145
--------------------------------------------------------------------------------------------------------------------------

               The accompanying notes are an integral part of this
                              financial statement.

                                     - 47 -


                    OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
                            (A DELAWARE CORPORATION)
                              Palm Beach, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE AND SIX
MONTHS  ENDED  NOVEMBER  30, 2000  AND 1999  (UNAUDITED),  FOR  THE THREE MONTHS
ENDED  AUGUST 31, 2000 AND 1999  (UNAUDITED),  AND  FOR THE  PERIOD FROM DATE OF
INCEPTION (MAY 28, 1990) THROUGH NOVEMBER 30, 2000 (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                                                                             (In U.S. Dollars)
                                                                                          Deficit
                                                              Common                    Accumulated     Accumulated
                                                              Stock       Additional      During          Other           Total
                                               Number        $.001        Paid-In      Development    Comprehensive    Stockholders'
                                             of Shares       Par Value      Capital         Stage       Income (Loss)      Equity
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Inception - May 28, 1990                       --            $     --       $     --        $     --    $   --            $    --



Issuance of Stock - Canadian Corporation   1,072,161            1,072       1,169,995             --        --          1,171,067

Issuance of Stock - U.S. Corporation       9,147,912            9,148             --           (9,148)      --                --
Issuance of Stock in Connection with

  Recapitalization of Company              7,701,827            7,702         (7,702)            --         --                --

Issuance of Stock                             18,100               18         58,763             --         --             58,781
Net Loss for the Period
                                                --                 --             --         (926,636)      --           (926,636)
Other Comprehensive Income (Loss) for the Period
                                                --                 --             --             --       (3,539)          (3,539)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Balances - May 31, 1999                   17,940,000           17,940      1,221,056         (935,784)    (3,539)         299,673

Net Loss for the Period
                                                --                 --             --          (23,373)       --           (23,373)
Other Comprehensive Income (Loss) for the Period
                                                --                 --             --             --       (4,168)          (4,168)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Balances - August 31, 1999                17,940,000           17,940      1,221,056         (959,157)    (7,707)         272,132

Issuance of Common Stock
                                               8,000                8         26,970             --          --            26,978
Net Income for the Period
                                                 --                --            --            36,729        --            36,729
Other Comprehensive Income for the Period
                                                 --                --            --               --       4,731            4,731
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Balances - November 30, 1999              17,948,000          $ 17,948    $1,248,026      $  (930,780)   $(2,976)        $340,570
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                              - continued -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE AND SIX
MONTHS  ENDED  NOVEMBER  30, 2000  AND  1999  (UNAUDITED),  FOR THE THREE MONTHS
ENDED  AUGUST 31, 2000 AND 1999  (UNAUDITED),  AND FOR THE  PERIOD FROM  DATE OF
INCEPTION (MAY 28, 1990) THROUGH  NOVEMBER 30, 2000  (UNAUDITED) - continued
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                                                                                          (In U.S. Dollars)
                                                                                                        Deficit
                                                                            Common                   Accumulated         Accumulated
                                                                 Stock     Additional   During          Other              Total
                                                   Number        $.001      Paid-In   Development   Comprehensive      Stockholders'
                                                 of Shares     Par Value    Capital      Stage       Income (Loss)          Equity
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Balances - November 30, 1999                   17,948,000     $   17,948  $1,248,026  $(922,428)     $ (2,976)        $ 340,570

Issuance of Common Stock
                                                    2,000              2       6,714        --            --              6,716
Net Loss for the Period
                                                      --              --         --      (55,554)         --            (55,554)
Other Comprehensive Income (Loss) for the Period
                                                      --              --         --         --         (6,733)           (6,733)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Balances - May 31, 2000                        17,950,000          17,950   1,254,740   (977,982)      (9,709)           284,999

Net Loss for the Period
                                                      --              --          --     (14,695)          --            (14,695)
Other Comprehensive Income for the Period
                                                      --              --          --         --          5,371              5,371
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Balances - August 31, 2000                     17,950,000         17,950    1,254,740    (992,677)      (4,338)           275,675

Net Loss for the Period
                                                      --              --          --      (25,729)         --             (25,729)
Other Comprehensive Income (Loss) for the Period
                                                      --              --          --          --       (11,349)           (11,349)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Balances - November 30, 2000                   17,950,000       $ 17,950  $ 1,254,740  $(1,018,406)   $(15,687)        $  238,597
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

                                                                                        (In U.S. Dollars)
                                                                        (Unaudited)
                                                                        Period From
                                                                     Date of Inception             Six Months Ended
                                                                       (May 28, 1990)                November 30,
                                                                                          ------------------------------------
                                                                                          ------------------------------------
                                                                          Through
                                                                        November 30,                              (Unaudited)

                                                                            2000               2000                  1999
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Revenues                                                             $     505,926         $  1,408           $    2,977
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Expenses

Organizational Costs                                                         9,148               --                 --

Research and Development                                                 1,515,184            41,832            (10,379)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


Total Expenses                                                           1,524,332            41,832            (10,379)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


Net Income (Loss) for the Period                                        (1,018,406)          (40,424)            13,356

Other Comprehensive Income (Loss),
  Net of Income Tax

Foreign Currency Translation                                               (15,687)           (5,978)               563
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Comprehensive Income
  (Loss) for the Period                                              $  (1,034,093)        $ (46,402)          $ 13,919
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


Weighted Average of
  Common Shares Outstanding                                             17,926,351         17,950,000         17,942,011

Net Income (Loss) per Common Share -

  Basic and Diluted                                                  $      (0.057)       $    (0.002)       $     0.001
------------------------------------------------------------------------------------------------------------------------------


OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME - continued
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

                                                                            (In U.S. Dollars)


                                                         Three Months Ended                   Three Months Ended
                                                            November 30,                          August 31,
                                                 ------------------------------------ ------------------------------------
                                                 ------------------------------------ ------------------------------------

                                                                      (Unaudited)                          (Unaudited)

                                                             2000        1999                     2000        1999
--------------------------------------------------------------------------------------------------------------------------
Revenues
                                                        $     479      $  2,376                 $   929      $   601
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Expenses
Organizational Costs
                                                                --         --                        --          --
Research and Development
                                                            26,208      (34,353)                  15,624       23,974
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Total Expenses
                                                            26,208      (34,353)                  15,624       23,974
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Net Income (Loss) for the Period
                                                           (25,729)      36,729                  (14,695)     (23,373)

Other Comprehensive Income (Loss),
  Net of Income Tax
Foreign Currency Translation
                                                           (11,349)       4,731                    5,371       (4,168)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Comprehensive Income

  (Loss) for the Period                                 $  (37,078)    $ 41,460                $  (9,324)    $(27,541)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


Weighted Average of
  Common Shares Outstanding                             17,950,000   17,944,044               17,950,000   17,940,000

Net Income (Loss) per Common Share -
  Basic and Diluted
                                                        $   (0.001)  $    0.002              $    (0.001)  $   (0.001)
--------------------------------------------------------------------------------------------------------------------------


OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

                                                                                        (In U.S. Dollars)
                                                                        (Unaudited)
                                                                        Period From
                                                                     Date of Inception             Six Months Ended
                                                                       (May 28, 1990)                November 30,
                                                                                          ------------------------------------
                                                                                          ------------------------------------
                                                                          Through
                                                                        November 30,                           (Unaudited)
                                                                            2000                     2000              1999
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities

Net Income (Loss) for the Period                                     $  (1,026,758)               $ (40,424)      $  13,356
Adjustments:

Organizational Costs                                                         9,148                       --             --
Changes:

Accounts Receivable                                                         (2,218)                  (1,171)            --

Accounts Payable and Accrued Liabilities                                    15,096                    5,318            (670)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                                (1,004,732)                 (36,277)         12,686
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities

Loan Receivable Advances                                                   (45,954)                  (1,883)         (3,169)

Patent Licenses                                                           (154,363)                    (301)          2,413
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities                                  (200,317)                  (2,184)           (756)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities

Proceeds from Issuance of Common Stock                                   1,263,542                      --           26,628
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities                                 1,263,542
                                                                                                        --           26,628
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Effect of Exchange Rate Changes on

  Cash and Cash Equivalents                                                (15,687)                 (1,321)            798
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) in

  Cash and Cash Equivalents                                                 42,806                  (39,782)         39,356
Cash and Cash Equivalents -
  Beginning of Period                                                          --                    90,940         100,485
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents -
  End of Period                                                      $      42,806                $  51,158     $   139,841
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

NON-CASH FINANCING ACTIVITIES
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Organizational Costs Paid by Stockholders

  in Exchange for Common Stock                                       $      (9,148)              $       --     $        --

Common Stock Issued                                                          9,148                       --              --
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                     $         --                $       --     $        --
------------------------------------------------------------------------------------------------------------------------------

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

                                                                            (In U.S. Dollars)


                                                         Three Months Ended                   Three Months Ended
                                                            November 30,                          August 31,
                                                 ------------------------------------ ------------------------------------
                                                 ------------------------------------ ------------------------------------

                                                                      (Unaudited)                          (Unaudited)

                                                             2000               1999              2000               1999
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities

Net Income (Loss) for the Period                           $ (25,729)           $ 36,729        $(14,695)         $(23,373)
Adjustments:
Organizational Costs
                                                                  --                 --               --               --
Changes:
Accounts Receivable
                                                                (458)                --             (713)              --
Accounts Payable and Accrued Liabilities
                                                               9,965                   5          (4,647)            (675)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Operating Activities                     (16,222)             36,734         (20,055)         (24,048)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities
Loan Receivable Advances
                                                                (471)                (51)         (1,412)           (3,118)
Patent Licenses
                                                                (301)              2,413             --                --
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Investing Activities
                                                                (772)              2,362         (1,412)           (3,118)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock
                                                                  --              26,628             --              --
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Net Cash Flows from Financing Activities
                                                                  --              26,628             --              --
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Effect of Exchange Rate Changes on
  Cash and Cash Equivalents
                                                               (2,948)             2,646          1,627           (1,848)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Net Increase (Decrease) in
  Cash and Cash Equivalents
                                                              (19,942)            68,370        (19,840)         (29,014)
Cash and Cash Equivalents -
  Beginning of Period
                                                               71,100             71,471         90,940          100,485
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents -
  End of Period                                              $ 51,158          $ 139,841       $ 71,100       $   71,471
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

NON-CASH FINANCING ACTIVITIES
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Organizational Costs Paid by Stockholders
  in Exchange for Common Stock                              $       --         $      --       $       --     $        --

Common Stock Issued
                                                                    --                --               --              --
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                             $      --         $      --       $       --     $        --
--------------------------------------------------------------------------------------------------------------------------

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note A -   The Company
           The original Company was incorporated under the laws of the state of Delaware on May 31, 2000 as Real Darts International, Inc. Subsequently, the Company's name changed to Optima 2000, Inc., then to Optima International, Inc., then on September 27, 2000 the name of the corporation was changed to Optima Global Corporation. The Company is authorized to issue 50,000,000 shares of $.001 par value common stock. The Company's principal administrative office is located in Palm Beach, Florida.

           Recapitalization
           On November 30, 2000, the Company exchanged shares with International Dart Corporation (formerly known as Real Darts International, Inc.), an Ontario, Canada Corporation. In the merger of the Ontario Corporation into the Delaware Corporation, the Company issued 8,802,088 common shares that were exchanged for 1,100,261 shares of the Ontario Corporation on an eight for one basis. Following this transaction the Company received one share of the Ontario Corporation, a 100% ownership interest.

           In this merger transaction no shares were issued to any person who was not already known to the Company nor were any shares issued as any consideration for soliciting the exchange. The Company acquired the Ontario Corporation because it wanted to purchase the licensed technology of High Flyte International Ltd.'s research and development of its electronic scoring dartboards of the Ontario Corporation.

           The business combination described above has been accounted for as a recapitalization of the Company. Accordingly, the financial statements for all periods presented reflect the historical activity of the Canadian operating company.

           The Company's registered office is located in Palm Beach, Florida. The Company's principal executive office is located in St. Catherines, Ontario, Canada.

           Scope of Business
           The Company has developed technology allowing dart players to use steel tip darts on a circular dartboard that has a device built in that automatically records the player score.

Note B -   Summary of Significant Accounting Policies
           Method of Accounting
           The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

           Principles of Consolidation
           The consolidated financial statements include the accounts of the Company and its subsidiary, International Dart Corporation (formerly known as Real Darts International, Inc.). All significant intercompany balances and transactions have been eliminated in the consolidation.

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note B -   Summary of Significant Accounting Policies - continued

           Development Stage
           The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its services. The Company prepares its financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

           Cash and Cash Equivalents
           Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

           Foreign Currency Translation
           The Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues, expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholders' equity and comprehensive income. Foreign currency transaction gains and losses are included in net income (loss).

           Research and Development
           Research and development expenses represent contract engineering costs and are charged against operations as incurred.

           Loss Per Common Share
           Loss per common share is computed in accordance with SFAS No. 128, "Earnings Per Share," by dividing income available to common stockholders by weighted average number of common shares outstanding for each period.

           Use of Estimates
           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results can differ from those estimates.

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note B -   Summary of Significant Accounting Policies - continued

           Income Taxes
           The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in the income tax rates upon enactment. Deferred tax assets arising from net operating losses incurred during the development stage have been fully reserved against due to the uncertainty as to when or whether the tax benefit will be realized. At November 30, 2000, the Company has incurred net operating losses available to offset future income taxes of approximately $1,026,000. The net operating losses will begin to expire in 2015.

           Financial Instruments
           The Company's financial instruments consist of cash, long-term investments, and accounts payable. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying value, unless otherwise noted.

Note C -   Loan Receivable
           The loan receivable from High Flyte International Ltd., a related party by virtue of common stockholders, is non-interest bearing, unsecured, with no set terms of repayment.

Note D -   Patents
           Patents are recorded at cost. Amortization will begin when the product is marketed and will be charged to operations over the life of the patent.

Note E -   Delaware State Franchise Taxes Payable and Accrued
           All corporations formed under Delaware State law, whether active or inactive, are subject to annual minimum Delaware State franchise taxes and filing fees.

Note F -   Stockholders' Equity
           Common Stock
           The Company's Securities are not registered under the Securities Act of 1933 and, therefore, no offering may be made which would constitute a "Public Offering" within the meaning of the United States Securities Act of 1933, unless the shares are registered pursuant to an effective registration statement under the Act.

           The stockholders may not sell, transfer, pledge or otherwise dispose of the common shares of the company in the absence of either an effective registration statement covering said shares under the 1933 Act and relevant state securities laws, or an opinion of counsel that registration is not required under the Act or under the securities laws of any such state.

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note G -   Non-Monetary Transaction
           On January 1, 2000 the Company signed a settlement agreement with Realtec Corporation Canada, Inc. related to minimum royalty payments due under an agreement signed May 22, 1998. Included in revenue is
           $447,180 for the year ending May 31, 2000, representing the fair market value of the full ownership interest in all tooling, patent development costs, research and development, and technology components related to its' product.

Note H -   Business Concentrations
           The Company is dependent upon a vendor to supply the technology and produce the product that the Company plans to distribute. Failure to maintain a working relationship with this supplier could have an adverse material impact on the Company's business.

Note I -   Name Change
           Subsequent to the year-end, the Board of Directors approved a change of the Subsidiary's name from Real Darts International, Inc. to International Dart Corporation.

Note J -   Going Concern
           The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of approximately $1,018,000 for the period from date of inception (May 28, 1990) through November 30, 2000.

           The Company's continued existence is dependent upon its ability to raise capital or to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

ITEM 24. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
The accounting firm of Rotenberg & Company, LLP, Certified Public Accountants and Consultants audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

Dealer Prospectus Delivery Obligation Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

ITEM 25. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for indemnification of each person (including the heirs, executors, administrators, or estate of such person) who is or was director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM  26.     UNDERTAKINGS


The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
       a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
       b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
       c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that Remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Item 27. EXHIBITS


----------------- --------------------------------------------------------------
EXHIBIT NUMBER      EXHIBIT DESCRIPTION
----------------- --------------------------------------------------------------
         3         Bylaws
----------------- --------------------------------------------------------------
         5         Opinion re: legality of Andreas Kelly
----------------- --------------------------------------------------------------
        10.1       Agreement  between High Flyte  International LTD.  and Optima
                   Global Corporation
----------------- --------------------------------------------------------------
        10.2       U.S. Certificate(s) of Patent
----------------- --------------------------------------------------------------
        10.3       Certificate of Incorporation
----------------- --------------------------------------------------------------
        10.4       Written consent of Directors to organize
----------------- --------------------------------------------------------------
        10.5       Share  Exchange agreement  between  Optima Global Corporation and International Dart Corporation
----------------- --------------------------------------------------------------
          23
----------------- --------------------------------------------------------------


                                POWER OF ATTORNEY

The Registrant and each person whose signature appears below hereby appoints Andreas M. Kelly as attorney-in-fact with full power of substitution, to execute in the name and on behalf of the Registration and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this Registration Statement with the Commission.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto Province of Ontario, Canada on February 12, 2001.

                                   (Optima Global Corporation )

                             /s/ Mark F. Stewart
                             By: Mark F. Stewart
                             Title: President, Chief Executive Officer, Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Mark F. Stewart
By: Mark F. Stewart
Title: President, Chief Executive Officer, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

/s/ Robert F. Morningstar
By: Robert F. Morningstar
Title: Secretary/ Treasurer and Director

/s/ Robert Shiels
By: Robert Shiels
Title: Vice President of Sales and Marketing and Director

/s/ Angelo Bonetta
By: Angelo Bonetta
Title: Vice President of Operations and Director

/s/ Yi-Rong Chen
By: Yi-Rong Chen
Title Vice President of Software and Hardware Development and Director


                                February 12, 2001

                     (Date) ___________________________________________________